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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PENN NATIONAL GAMING, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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825 Berkshire Boulevard, Suite 200
Wyomissing, Pennsylvania 19610

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on June 2, 2016

        NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Shareholders (the "Annual Meeting") of Penn National Gaming, Inc. (the "Company"), a Pennsylvania corporation, will be held on Thursday, June 2, 2016, at 10 a.m., local time, at the offices of Ballard Spahr LLP, 1735 Market Street, 51st Floor, Philadelphia, PA 19103 for the following purposes:

  1.
  To elect two Class II directors to serve until the 2019 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified;

  2.
  To ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the 2016 fiscal year;

  3.
  To hold an advisory vote to approve the compensation paid to the Company's named executive officers; and

  4.
  To consider and transact such other business as may properly come before the Annual Meeting.

        Only shareholders of record at the close of business on April 1, 2016 are entitled to notice of, and to vote at, the Annual Meeting and any postponement or adjournment thereof.

        On April 19, 2016, we began mailing to certain shareholders a Notice Regarding the Availability of Proxy Materials for the 2016 Annual Meeting of Shareholders to be held on June 2, 2016 (the "Notice") containing instructions on how to access this proxy statement and our annual report and how to vote online. The notice of annual meeting, proxy statement and annual report are available at www.proxyvote.com.

        All shareholders are cordially invited to attend the Annual Meeting in person. We look forward to either greeting you personally at the Annual Meeting or receiving your proxy.

By order of the Board of Directors,
Carl Sottosanti Executive Vice President, General Counsel and Secretary

Wyomissing, Pennsylvania
April 19, 2016

Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to read this proxy statement and submit your proxy or voting instructions as soon as possible. You may vote by telephone or Internet (instructions are on your proxy card, voter instruction form or the Notice, as applicable) or, if you received your materials by mail, by completing, signing and mailing the enclosed proxy card in the enclosed envelope

i

ii

LETTER FROM THE CEO TO OUR SHAREHOLDERS

April 19, 2016
Dear Fellow Stockholder:
Timothy J. Wilmott President and Chief Executive Officer
You are invited to attend the 2016 Annual Meeting of Penn National Gaming, Inc. (the "Company") to be held on Thursday, June 2, 2016 at 10:00 a.m., local time, at the offices of Ballard Spahr LLP, 1735 Market Street, 51st Floor, Philadelphia, PA 19103.
The Company's strong 2015 financial results highlight the value of our strategies to grow market share and enhance operating efficiencies at our existing properties while pursuing growth and return focused expansion initiatives. From a financial perspective, the Company's revenues in 2015 increased 9.6%, which helped to increase cash flow from operations by 52.1% (to $399.0 million) and adjusted EBITDA by 12.2% (to $796.3 million), while net income increased from a prior year loss to positive net income of approximately $0.7 million.* This performance was driven by the opening of Massachusetts' first commercial gaming facility in June 2015, Plainridge Park Casino, as well as the Company's improved performance in many of our markets.
With our vision for continued near- and long-term growth, the Company also completed several other strategic initiatives in 2015, including the acquisition of Tropicana Las Vegas and the establishment of new business lines to support our interactive gaming strategy and Prairie State Gaming, our newly acquired Illinois video gaming terminal operator. The Tropicana Las Vegas acquisition fulfills our longstanding goal of acquiring the right property on the Las Vegas Strip to leverage our database of almost 3 million regional gaming customers. Reflecting these achievements, the Company's share price appreciated by nearly 17% in 2015, to $16.02 at year-end.
We believe the Company remains favorably positioned for continued growth in 2016 and beyond, based on our disciplined management of existing properties and expanded contributions from Plainridge Park, Tropicana Las Vegas and Prairie State Gaming, as well as our management contract at Hollywood Casino Jamul-San Diego, which is expected to open mid-year 2016.
At this year's Annual Meeting you will be asked: (i) to elect two experienced and distinguished Class II directors (Barbara Shattuck Kohn and Ronald J. Naples) to serve until the 2019 Annual Meeting of Shareholders and until their respective successors are duly elected and qualified; (ii) to ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the 2016 fiscal year; (iii) to hold an advisory vote to approve the compensation paid to the Company's named executive officers; and (iv) to consider and transact such other business as may properly come before the Annual Meeting. The accompanying Notice of Annual Meeting of Stockholders and proxy statement describe these matters. We urge you to read this information carefully.
The Board of Directors unanimously believes that the election of its nominees for directors, the ratification of its selection of independent registered public accountants and the advisory vote to approve our executive compensation are advisable and will further the best interests of the Company and our stockholders. Accordingly, the Board of Directors recommends a vote FOR each of these proposals.
On behalf of the Board of Directors and the Company, I thank you for your participation. We look forward to seeing you on June 2 in Philadelphia.
Sincerely,
Timothy J. Wilmott President and Chief Executive Officer
* See Reconciliations and Non-GAAP Financial Measures on page 43 of this of this Proxy Statement.

2016 PROXY STATEMENT SUMMARY

This summary contains highlights about our Company and the upcoming 2016 Annual Meeting of Shareholders. This summary does not contain all of the information that you should consider in advance of the meeting, and we encourage you to read the entire proxy statement before voting.

2016 Annual Meeting of Shareholders

Date and Time:	Thursday, June 2, 2016 at 10:00 a.m., local time
Location:	Offices of Ballard Spahr LLP, 1735 Market Street, 51st Floor, Philadelphia, PA 19103
Record Date:	April 1, 2016

Voting Matters and Board Recommendations

Proposal	Matter	Board Recommendation
1	Election of Class II Directors (Barbara Shattuck Kohn and Ronald J. Naples)	FOR each Nominee
2	Ratification of Selection of Independent Registered Public Accounting Firm	FOR
3	Advisory Vote to Approve Executive Compensation	FOR

2015 Performance Highlights
  •
  Our share price appreciated by nearly 17% during the year, exceeding key benchmarks including the S&P 500 (–1%) and substantially outperforming our peer group of gaming companies (–21%).

  •
  Revenue increased 9.6%, which helped to increase cash flow from operations by 52.1% (to $399.0 million) and adjusted EBITDA by 12.2% (to $796.3 million), while net income increased from a prior year loss to positive net income of approximately $0.7 million.*

  •
  We improved already strong adjusted EBITDA margins from 27.4% to 28.1% and operating margins from 9.9% to 16.5%, all in a highly competitive environment.*

  •
  In June, we opened Plainridge Park Casino. The property is generating a solid return on invested capital and was opened several years before any of the other future Massachusetts facilities.

  •
  In August, we completed the financing and acquisition of the Tropicana Las Vegas, which fulfills our long-term strategic goal of obtaining a presence on the Las Vegas Strip to leverage our database of almost 3 million regional gaming customers.

  •
  Also in August, we acquired Prairie State Gaming, one of the largest operators of video gaming terminals ("VGTs") in Illinois, with more than 1,100 terminals in 270 bar and retail gaming establishments. We expect this acquisition to serve as a platform for consolidating other VGT operators in Illinois and beyond.

  •
  We began to implement our interactive strategy, which includes developing a new interactive division, launching our Hollywood Casino branded Play4Fun social gaming partnership with Scientific Games and establishing other partnerships that we expect to advance in 2016.

  •
  We made significant progress in our development of a Hollywood Casino tribal gaming facility on the Jamul Indian Village's land in trust (near San Diego, California), which the Company will manage and brand upon its expected mid-2016 opening.

*
See Reconciliations and Non-GAAP Financial Measures on page 43 of this Proxy Statement.

825 Berkshire Boulevard, Suite 200
Wyomissing, Pennsylvania 19610

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
June 2, 2016

        Penn National Gaming, Inc. (the "Company" or "PENN") first made these materials available to shareholders on or about April 19, 2016 on the Internet, or, upon your request, has delivered printed proxy materials to you, in connection with the solicitation of proxies for the Company's 2016 Annual Meeting of Shareholders (the "Annual Meeting") to be held on June 2, 2016 at 10:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the offices of Ballard Spahr LLP, 1735 Market Street, 51st Floor, Philadelphia, PA 19103. This solicitation is being made on behalf of the Board of Directors of the Company (the "Board of Directors" or the "Board").

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Who is entitled to vote at the Annual Meeting?

        The Board of Directors has set the close of business on April 1, 2016 as the record date (the "Record Date") for the determination of shareholders of the Company entitled to notice of, and to vote at, the Annual Meeting. On the Record Date, 81,218,649 shares of the Company's common stock were issued and outstanding and entitled to vote at the Annual Meeting.

How many votes do I have?

        You have one vote for each share of common stock you owned as of the Record Date for the Annual Meeting.

Do shareholders have cumulative voting rights with respect to the election of directors?

        No, shareholders do not have cumulative voting rights with respect to the election of directors.

What am I voting on and what votes are required?

        Assuming a quorum is present, the following votes will be required for approval:

Proposal	Matter	Vote Required
Proposal 1	Election of Class II Directors	The two nominees for director receiving the highest number of votes cast will be elected
Proposal 2	Ratification of selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the 2016 fiscal year	Majority of votes cast
Proposal 3	Advisory vote to approve the compensation paid to the Company's named executive officers	Majority of votes cast

        For purposes of determining the number of votes cast, only those cast "for" or "against" are counted. Abstentions, "withhold" votes and broker non-votes are not considered "cast" but are counted for purposes of determining whether a quorum is present at the Annual Meeting.

Will any other matter be voted on?

        As of the date of this Proxy Statement, we know of no matter that will be presented for consideration at the Annual Meeting other than those matters discussed in this Proxy Statement. If any other matters properly come before the meeting and call for a vote of the shareholders, the appointed proxies may use their discretion to vote on any such matters.

What constitutes a quorum?

        In order for business to be conducted at the Annual Meeting, a quorum must be present. The presence, in person or by valid proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast is necessary for a quorum to be present at the Annual Meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

        If your shares are registered directly in your name with the Company's transfer agent, Continental Stock Transfer & Trust ("Continental"), you are considered a "registered shareholder" and are considered, with respect to those shares, the "shareholder of record." If you are a shareholder of record, the Notice or proxy materials were sent to you directly by the Company, and you may vote by any of the methods described below under "How do I vote?".

        If your shares are registered in the name of a stock brokerage account or by a broker, bank, or other nominee on your behalf (referred to as being held in "street name"), you are considered a "beneficial owner" of shares held in street name, and the broker, bank, or other nominee forwarded the Notice and, if you requested them, the proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank, or other nominee holding your shares how to vote and you are also invited to attend the Annual Meeting. However, since you are not a shareholder of record, you may not vote these shares in person at the Annual Meeting unless you bring with you a legal proxy from the shareholder of record.

How do I vote?

SHAREHOLDERS OF RECORD (shares registered on the books of the Company via Continental)	VOTING METHOD	BENEFICIAL OWNERS (shares held through your bank or brokerage account)
www.proxyvote.com (you will need the Control Number from the Notice or proxy card you received)	Internet	www.proxyvote.com (you will need the Control Number from the Notice or voter instruction form you received)
1-800-690-6903 (you will need the Control Number from the Notice or proxy card you received)	Telephone	1-800-690-6903 (you will need the Control Number from the Notice or proxy card you received)
Sign, date and return your proxy card	Mail	Sign, date and return your voter instruction form
Complete a written ballot at the Annual Meeting	In Person	Obtain a legal proxy from your broker, bank, or other nominee and complete a written ballot at the Annual Meeting

        When your proxy is properly submitted, your shares will be voted as you indicate. If you do not indicate your voting preferences, the appointed proxies will vote your shares FOR the nominees in Proposal 1 and FOR Proposals 2 and 3. If your shares are owned in joint names, all joint owners must vote by the same method, and if joint owners vote by mail, all of the joint owners must sign the proxy card. The deadline for voting by telephone or via the Internet is 11:59 p.m. Eastern time on June 1, 2016.

What is the effect of giving a proxy?

        Proxies are solicited by and on behalf of our Board of Directors, and the persons named in the proxy have been designated as proxies by our Board of Directors. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the shareholder. If no specific instructions are given, however, the shares will be voted in accordance with the recommendations of our Board of Directors as described above. If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote the shares. If the Annual Meeting is adjourned, the proxy holders can vote the shares on the new Annual Meeting date as well, unless you have properly revoked your proxy instructions, as described above.

What are broker non-votes?

        A broker non-vote occurs when a broker, bank, or other nominee holding shares on behalf of a beneficial owner is prohibited from exercising discretionary voting authority for a beneficial owner who has not provided voting instructions. Brokers, banks, and other nominees may vote without instruction only on "routine" proposals. On "non-routine" proposals, nominees cannot vote without instructions from the beneficial owner, resulting in so-called "broker non-votes." Proposal 2, the ratification of Ernst & Young LLP as the Company's independent registered public accounting firm, is the only routine proposal on the ballot for the Annual Meeting. All other proposals are non-routine. If you hold your shares with a broker, bank, or other nominee, they will not be voted on non-routine proposals unless you give voting instructions to such nominee.

May I change my vote?

        You may revoke your proxy and change your vote at any time before the voting deadline for the Annual Meeting. After your initial vote, you may vote again on a later date any time prior to the Annual Meeting via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the voting deadline for the Annual Meeting will be counted), by signing and returning a new proxy card or voting instruction form with a later date, or by attending the Annual Meeting and voting in person (a legal proxy is required if you hold your shares in street name and you plan to vote in person at the Annual Meeting). However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request in writing that your prior proxy be revoked. If your shares are held in street name by a broker, bank, or other nominee, you must contact that nominee to change your vote.

May I attend the meeting?

        All shareholders, properly appointed proxy holders, and invited guests of the Company may attend the Annual Meeting. Shareholders who plan to attend the meeting may be required to present valid photo identification. If you hold your shares in street name, please also bring proof of your share ownership, such as a broker's statement showing that you beneficially owned shares of the Company on the Record Date, or a legal proxy from your broker, bank, or other nominee (a legal proxy is required if you hold your shares in street name and you plan to vote in person at the Annual Meeting). Shareholders of record will be verified against an official list that will be available at the meeting. The Company reserves the right to deny admittance to anyone who cannot adequately show proof of share ownership as of the Record Date.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

        In accordance with rules adopted by the Securities and Exchange Commission ("SEC"), we may furnish proxy materials, including this Proxy Statement and our 2015 Annual Report, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Most shareholders will not receive printed copies of the proxy materials unless they request them. Instead, the Notice Regarding the Availability of Proxy Materials for the 2016 Annual Meeting (the "Notice"), which was mailed to most of our shareholders, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. In addition, you may request to receive all future proxy materials in printed form by mail or electronically by email by following the instructions contained in the Notice. We encourage shareholders to take advantage of the availability of our proxy materials on the Internet to help reduce the environmental impact of our annual meetings of shareholders.

Who will bear the costs of this solicitation and how will proxies be solicited?

        The Company has engaged the services of Innisfree M&A Incorporated, a third party proxy solicitation firm, to assist in its proxy solicitation efforts. The Company estimates that the fees to be paid to Innisfree M&A Incorporated for this service will be approximately $15,000, plus reimbursement for out- of-pocket expenses. The Company will bear the cost of this solicitation. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Proxies also may be solicited by certain directors, officers and employees of the Company, without additional compensation, personally or by telephone, telegram, telecopy or via the Internet.

What is the Company's Internet address?

        The Company's Internet address is www.pngaming.com. The Company's filings with the SEC are available free of charge via the "Investors" link at this website (click on the "SEC Filings" link), and may also be found at the SEC's website, www.sec.gov.

Where can I find the voting results of the Annual Meeting?

        We will announce preliminary voting results at the Annual Meeting. We will also disclose voting results on a Current Report on Form 8-K that we will file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Current Report on Form 8-K, we will file a Current Report on Form 8-K to publish preliminary results and will provide the final results in an amendment to the Current Report on Form 8-K as soon as they become available.

GOVERNANCE OF THE COMPANY

Corporate Governance Highlights
  •
  Six of our eight Board members are independent.

  •
  The Board's committees are comprised exclusively of independent directors.

  •
  The roles of Chairman of the Board and Chief Executive Officer are separate.

  •
  None of our Board members serve on more than one other public company board.

  •
  Our Board includes an appropriate mix of gender, tenure and experience, including two female directors and three directors having tenure of less than three years.

  •
  We have significant stock ownership requirements for our directors and named executive officers, which were recently increased for all named executive officers, including our Chief Executive Officer.

  •
  We give our shareholders an opportunity to express their views on executive compensation by holding an annual advisory vote.

  •
  In response to conversations with our shareholders, we amended our bylaws on December 10, 2014 in order to eliminate a "golden leash" provision that generally prohibited an individual from serving as a director of the Company if he or she is a party to any compensatory arrangement with a third party in connection with such service.

  •
  We conduct a comprehensive succession planning and talent development process.

  •
  We have a Company-wide enterprise risk management program to assess, manage, report and monitor areas that may affect our ability to achieve our objectives.

  •
  We have a cyber security committee comprised of senior employees at the Company, which provides frequent reports to our Board and Audit Committee on cyber security matters.

  •
  In light of the highly regulated industry in which the Company operates, we have established a Compliance Committee comprised of Board members and non-director compliance professionals in order to help ensure that the Company adheres to highest legal, regulatory, professional and ethical standards.

  •
  The Board has adopted a Code of Business Conduct to deter wrongdoing, address potential conflicts of interest and related party transactions, and promote ethical conduct and compliance with applicable laws, and the Compliance Committee and Audit Committee of the Board receives periodic updates on matters relating to this Code.

  •
  The Board has also adopted and carefully adheres to Corporate Governance Guidelines that include policies and procedures relating to the role, structure and composition of the Board, risk oversight and conflicts of interest.

  •
  Our active shareholder engagement efforts include regular robust communication and discussion with shareholders, including direct dialogue with many of our shareholders regarding the Company's performance, as well as executive compensation and corporate governance issues.

  •
  The Nominating and Corporate Governance Committee regularly reviews and assesses the Company's corporate governance structure and practices in light of industry trends and best practices.

Board of Directors

Overview

        The Company is a growth-oriented, publicly traded, multi-jurisdictional gaming and racing company that has consistently generated attractive returns for its shareholders through a focus on optimizing current operations while pursuing growth through transactions and prudent capital investment, including the spin-off of its real estate assets to a separate publicly traded company, the development of new facilities, the expansion of existing facilities and the strategic acquisition of existing gaming and racing properties. In addition, as described below, in 2015 the Company entered into three new business lines (owning and operating a property on the Las Vegas Strip, acquiring a VGT operator in the state of Illinois and initiating the development of a new interactive division). The Company deploys disciplined operating strategies by managing existing properties with a focus on maximizing profitability and free cash flow, while at the same time endeavoring to deliver outstanding gaming and entertainment experiences for customers and supporting the local communities in which we operate. The Company operates in a highly specialized and rigorously regulated industry, which demands a high level of integrity and an extraordinary level of transparency and accountability in all key aspects of its operations, its management team and its Board of Directors.

        Over time, the Company has demonstrated a commitment to pursuing innovative transactions to create additional value for shareholders. For instance, in 2007 the Company entered into an agreement to sell the Company to several private equity firms which, if consummated, would have resulted in a significant premium to shareholders. Although the transaction was ultimately terminated due to the 2008 credit crisis, the Company obtained a settlement resulting in over $1.4 billion of capital that was deployed for future growth initiatives. More recently, on November 1, 2013, the Company completed a three year project of separating its gaming operating assets from its real property assets by forming a separate entity that became a publicly traded real estate investment trust, known as Gaming and Leisure Properties, Inc. ("GLPI"), through a tax free spin-off (the "Spin-Off"). In connection with the Spin-Off, each shareholder of the Company received one share of common stock of GLPI for each share of common stock of the Company held by such shareholder. In its analysis and ultimate approval of the Spin-Off, the Board determined that this complex and novel transaction was likely to bring meaningful benefits to the Company's stakeholders by unlocking the value of the Company's real estate assets. From the announcement of the Spin-Off on November 15, 2012 until its completion on November 1, 2013, the Company's share price increased by 56.8%, and the Company's share price increased by 20.2% from the Spin-Off through December 31, 2015.

        Since the Spin-Off, the Company has continued to strengthen its standing as a premier regional gaming operator through its operational performance and active pursuit of development projects and business lines that take years to come to fruition. Most notably, in August 2015, the Company completed the acquisition of the Tropicana Las Vegas. This fulfills its long-term strategic objective to acquire a quality Las Vegas Strip property with excellent growth prospects to enable the Company to leverage its database of nearly three million active regional gaming customers, a significant percentage of which regularly visit Las Vegas. During 2015, the Company opened Plainridge Park Casino in Plainville, Massachusetts after years of competitive processes and a myriad of regulatory and legal challenges. This facility is currently the only gaming facility in Massachusetts and opened years ahead of the expected MGM and Wynn facilities in the Commonwealth. In addition, throughout 2015, the Company continued to develop the Hollywood Casino facility on the Jamul Indian Village's land in trust (near San Diego, California), which the Company is currently financing and will manage and brand upon its expected mid-2016 opening. This project is particularly notable in light of the failure of previous developers to reach the construction stage, the difficulty in constructing the facility on a relatively small parcel and the impact of certain community opposition to the project.

        The Company has also aggressively pursued new channels for growth. For instance, in August 2015, the Company acquired Prairie State Gaming ("PSG"), a leading Illinois video gaming terminal

("VGT") operator. As one of the largest and most respected VGT operators in Illinois, PSG's operations include more than 1,100 gaming terminals across a network of 270 bar and retail gaming establishments. We expect this acquisition to serve as a platform for consolidating other VGT operators in Illinois and other jurisdictions where this form of gaming is being considered. The Company also began to implement its long-term interactive strategy, which includes building out a new interactive team, launching our Hollywood Casino branded Play4Fun social gaming partnership with Scientific Games, and establishing other partnerships that we expect to advance in 2016. The Company believes these initiatives will enhance loyalty and retention of its customers, drive new and additional casino visitation and build engagement with its brands both on- and off-premises.

        The Board believes that its structure and composition have been important elements of the Company's development activity, growth and success in regional gaming markets over the years. The Board is comprised of individuals each of whom bring unique talents and perspectives to their service on the Board and, as a group, strike a balance between those who have a proven track record of effectively working together to responsibly oversee management's operation of the Company and those who bring new perspective and insight to the Board. In fact, over the last three years, the Company has added three talented new directors and looks forward to the long-term benefits of their diversity of experience and views. In addition, no member of the Board serves on the boards of more than two public companies, which helps to ensure that each member is fully engaged in their duties to the Company.

        In furtherance of the Company's objective to maximize shareholder value, the Board strives to maintain a governance environment where (i) entrepreneurship and appropriate risk taking are encouraged, with a focus on both long- and short-term value creation, (ii) shareholder perspectives are understood and long-term relationships with shareholders are fostered through frequent, candid and comprehensive disclosure to the Company's shareholders and the investment community, (iii) integrity and accountability are integrated into the Company's management philosophy and operations and (iv) the Company is able to continuously attract, develop and retain the best possible executive talent to manage the Company's operations. The Board continuously evaluates the governance environment to enable the Company to respond appropriately to changes, practices and market conditions, as well as suggestions from our shareholders and other stakeholders, in a manner that we believe will protect and promote the Company's long-term record of growing shareholder value. For example, following discussion between the Company and certain of its key shareholders, the Board amended its bylaws on December 10, 2014 in order to eliminate a provision (sometimes referred to as a "golden leash") that generally prohibited an individual from qualifying for service as a director of the Company if he or she is a party to any compensatory or other financial arrangement with any third party in connection with his or her candidacy or service as a director of the Company.

Composition and Independence

        The Company's Board of Directors currently consists of eight members: Peter M. Carlino, Harold Cramer, David A. Handler, John M. Jacquemin, Ronald J. Naples, Barbara Shattuck Kohn, Jane Scaccetti (who joined in 2015) and Timothy J. Wilmott. The Board believes it is appropriately sized to carry out its responsibilities. With eight directors, the Board is small enough to stimulate individual engagement and involvement and to allow directors to communicate frequently with management and each other. In addition, the Board's size remains small enough to permit meetings to be conducted on short notice, to better facilitate the Company's prompt consideration of potential opportunities and material challenges as they arise. This is especially critical to support the Company's efforts to strategically acquire or develop new assets and to unlock shareholder value through innovative transactions, all of which may involve complex and unforeseen issues that arise on short notice and require collaboration and prompt decision making, as well as the benefit of long-term industry experience. At the same time, the Board believes that it is large enough to encourage diverse viewpoints and better collaborative decision making. The collective membership of the Board has a strong background in capital markets, accounting, tax, legal and governmental affairs, as well as long-term experience with the Company's operations in a highly regulated industry. This experience proves especially valuable in light of the complexities inherent in our industry and development pipeline and the fact that we operate across a broad range of jurisdictions throughout the United States. Consequently, the Board believes that its composition is optimized to support and oversee the Company's business and strategy.

        The Board has determined that all of the directors, other than Mr. Carlino and Mr. Wilmott, are independent under the current Listing Rules of the NASDAQ Stock Market (the "NASDAQ Rules"). Mr. Carlino does not currently meet these independence requirements, in part, due to his previous role as Chief Executive Officer of the Company, a position he relinquished in 2013 in connection with the Spin-Off.

Board Leadership

        Since the time of the Company's initial public offering in 1994 until the Spin-Off in 2013, Mr. Carlino served as both the Company's Chief Executive Officer and Chairman of the Board. In connection with the Spin-Off, Mr. Wilmott became Chief Executive Officer of the Company (and subsequently joined the Board in September 2014), while Mr. Carlino has retained his role as the Company's Chairman of the Board and became Chairman of the Board and Chief Executive Officer of GLPI. David A. Handler also joined the board of directors of GLPI in connection with the Spin-Off, while retaining his position on the Board. The Board believes there are appropriate policies and procedures in place to address any actual or perceived conflicts of interest relating to the two "overlapping" directors and that these procedures have worked well in the two and a half years since the Spin-Off.

        The Board believes that Mr. Carlino is best suited to serve as Chairman of the Board because of his proven track record of generating shareholder value for the Company. This impressive record has been based on his vision for the Company and his talent for successfully identifying and capitalizing on opportunities in the gaming and racing industry, as well as his significant role in recruiting and developing talented executives to manage the Company. Moreover, the Board believes that Mr. Carlino's substantial beneficial ownership of the Company's equity strongly aligns his interests with the interests of all shareholders.

        As part of the planning for the Spin-Off, the roles of the Chairman of the Board and Chief Executive Officer were split. Our Chief Executive Officer is responsible for the general management and operation of the business, providing guidance and oversight of senior management and formulating the strategic direction of the Company. The Chairman of our Board is responsible for the content, quality and timeliness of information sent to our Board and consults with our Board regarding oversight of our business affairs. The Board believes that the decision to separate the roles of Chairman of the Board and Chief Executive Officer has been beneficial, both with regards to corporate governance and operational execution.

        The Board also believes that it has meaningful structural mechanisms for effective independent oversight of management's accountability. Six of the eight members of the Board are independent directors. Moreover, the Board's committees are comprised exclusively of independent directors (in addition to the two non-director members of the Compliance Committee, as described below). The independent directors typically meet several times per year in executive session. Both the Audit Committee and the Compliance Committee have substantial internal staff and outside resources to assist them in carrying out their responsibilities. The Company maintains a 35 person internal audit staff overseen by the Company's Vice President, Internal Audit, who provides reports to the Audit Committee, and a 46 person compliance staff overseen by the Company's Vice President of Regulatory Affairs and Chief Compliance Officer (the "Chief Compliance Officer"), who provides frequent reports to the Compliance Committee. Additionally, the Company retained two non-director members to serve on its Compliance Committee: Steve DuCharme, a former Chairman of the Nevada State Gaming Control Board with over 30 years of experience in law enforcement and gaming regulation, serves as the Chairman of the Compliance Committee, and Thomas N. Auriemma, the Company's former Vice President, Chief Compliance Officer and former Director of the Division of Gaming Enforcement in New Jersey, with over 30 years of experience as a gaming regulator in the State of New Jersey, serves as a non-director member.

Risk Oversight

        The Board of Directors does not view risk in isolation and recognizes that a prudent level of risk-taking is an essential element of the Company's operating and growth strategy. As such, the Board takes an active role in the oversight of risks that may potentially impact the Company (including cyber security, economic and political matters, among others) and the management team is charged with managing those risks. In fact, the Company is continuing to progress on a comprehensive internal enterprise risk management study. The purpose of this exercise is to help the Board and the Company better understand, quantify, mitigate and manage the various risks the Company faces across the enterprise that could potentially obstruct the Company from executing its corporate strategy and achieving its goals. In addition, members of management attend all meetings of the Board, and the Board and management work closely together to ensure that awareness of salient risks are integrated into the Company's operations. The Company has also established a separate cyber security committee comprised of senior employees from different departments within the Company, which provides frequent reports to our Audit Committee and the Board on cyber security threats.

        In fulfilling its objective, many of the direct oversight functions of the Board are performed by the Board's committees with support from both senior internal resources as well as independent outside advisors. For example, the Audit Committee receives frequent reports directly from the Company's Vice President, Internal Audit, the Chief Financial Officer, the General Counsel, the Chief Operating Officer and the Chief Compliance Officer. The Audit Committee also has express authority to direct the Company's internal audit staff. Additionally, the Company's independent registered public accounting firm, Ernst & Young LLP, provides support through its annual audit and quarterly reviews of the Company's financial statements. The Compliance Committee is structured in the same manner relative to the Chief Compliance Officer and the Company's compliance staff and also has regular access to the Company's senior management team. A discussion of the risk assessment process undertaken by the Compensation Committee is described on page 37 of this Proxy Statement.

        Further, the Board has adopted a Code of Business Conduct (the "Code of Conduct") reflecting a variety of best practices, which is applicable to all directors and employees of the Company, including the Company's principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct, which is regularly reviewed and updated periodically, is designed to, among other things, deter wrongdoing, address potential conflicts of interest and promote ethical conduct, full and accurate reporting in the Company's filings with the SEC and compliance with applicable laws. The Code of Conduct also provides a 24-hour hotline that any employee, customer or third party can use to report, anonymously if they so choose, any suspected fraud, financial impropriety or other alleged wrongdoing. These reports are promptly investigated and receive the highest level of management attention, with particular focus from the Chief Compliance Officer and the Vice President, Internal Audit, as appropriate. Subsequently, senior management provides investigation summaries to the Compliance Committee and the Audit Committee. A copy of the current Code of Conduct is available on the Company's website at www.pngaming.com/About.

        The Board has also adopted Corporate Governance Guidelines (the "Corporate Governance Guidelines") that set forth the Company's policies and procedures relating to corporate governance. These Corporate Governance Guidelines are intended to provide a structure within which our Board and management can effectively pursue the Company's objectives for the benefit of its shareholders and other constituencies. The Corporate Governance Guidelines include policies and procedures relating to, among other items, the role, structure and composition of the Board, Board procedures and leadership, risk oversight, use of outside consultants and conflicts of interest, including actual or perceived conflicts of interest arising from the two members of the Board who also serve on the board of directors of GLPI. The Board and the Nominating and Corporate Governance Committee regularly consider the efficacy of these policies. A copy of the current Corporate Governance Guidelines is available on the Company's website at www.pngaming.com/About.

        In addition to the above, the Company has adopted numerous other policies and procedures addressing the Company's operations and corporate governance, including stock ownership guidelines (which were recently increased for all named executive officers, including our Chief Executive Officer), an executive compensation clawback policy, an equity-based award policy (to ensure the consistency and efficiency of the Company's equity award process), a corporate signature authority policy (to maximize accountability with respect to significant commitments) and a compliance and reporting plan. The Board regularly reviews the Company's corporate governance policies and practices to evaluate their effectiveness in identifying, assessing and managing risks and to achieve compliance with the requirements of Pennsylvania law (the state in which the Company is incorporated), the NASDAQ Rules, the SEC rules and regulations and state gaming regulations, all in the context of increasing shareholder value.

Succession Planning for Senior Management

        Our Board, in coordination with our Compensation Committee, carefully oversees Chief Executive Officer and senior management succession planning. Our Chief Executive Officer and our Senior Vice President of Human Resources provide the Board with recommendations on, and evaluations of, potential successors to the Chief Executive Officer and other members of senior management, including reviewing development plans recommended for potential successors. Our Board reviews potential internal candidates with our CEO and our Senior Vice President of Human Resources, including the qualifications, experience and development priorities for these individuals. Directors engage with potential chief executive officer and senior management successors at Board and committee meetings and in less formal settings to allow the directors to personally assess candidates. Further, our Board periodically reviews the overall composition of our senior management's qualifications, tenure and experience. The Company's talent management program, which seeks to develop and acquire talent below the senior management level, is an ongoing effort led by our Chief Operating Officer and Senior Vice President of Human Resources and is complementary to the succession planning.

2015 Board and Committee Meetings

        Each member of the Company's Board contributes a substantial amount of time and effort in connection with his or her service as Board and committee members. The Board held nine formal meetings during the fiscal year ended December 31, 2015. During that same period, the Audit Committee held nine formal meetings, the Compensation Committee held five formal meetings, the Nominating and Corporate Governance Committee held two formal meetings and the Compliance Committee held four formal meetings. Further, Board members are encouraged to, and regularly do, engage in informal discussions with members of management and they are provided daily industry clips and property results as well as frequent management reports and updates.

        During the year ended December 31, 2015, each of the Company's directors attended at least 75% of the meetings of the Board and committees of the Board of which he or she was a member. The Company encourages directors to attend shareholder meetings. Each of the Company's directors attended the 2015 Annual Meeting of Shareholders held on June 17, 2015.

Committees of the Board

        The Board maintains four standing committees—the Audit Committee, the Compensation Committee, the Compliance Committee and the Nominating and Corporate Governance Committee—to assist the Board in achieving its objectives. The specific duties and operation of each committee are described in more detail below. The Board has determined that each director serving on one or more Board committees is independent under the NASDAQ Rules and the applicable rules and regulations of the SEC.

Audit Committee

        Jane Scaccetti (Chair), John M. Jacquemin (former Chair), Harold Cramer, Barbara Shattuck Kohn are the members of the Audit Committee. Each member of the Audit Committee satisfies the criteria for independence under the NASDAQ Rules and the rules and regulations of the SEC. The Board has determined that each of the members of the Audit Committee meets the financial literacy requirements under the NASDAQ Rules and that both Ms. Scaccetti, the Chairman of the Audit Committee and Mr. Jacquemin, the former Chairman of the Audit Committee, are "audit committee financial experts" within the meaning of the rules and regulations of the SEC. In addition, Ms. Scaccetti has practiced as a certified public accountant since 1977, which makes her particularly well qualified to serve as Chair of the Audit Committee. The Audit Committee operates under a written charter adopted by the Board of Directors that is reviewed annually and complies with the NASDAQ Rules and is available at www.pngaming.com/About.

        The principal functions of the Audit Committee are to:

  •
  serve as an independent and objective party to monitor the integrity of the Company's financial reporting process and internal control system;

  •
  review and appraise the audit efforts of the Company's independent registered public accounting firm and internal auditors and monitor their independence; and

  •
  maintain free and open communication with and among the independent registered public accounting firm, the internal auditors, the Company's finance department, senior management and the Board of Directors.

        The Audit Committee is also responsible for reviewing and pre-approving all conflicts of interest and related party transactions involving the Board or the Company's named executive officers, including any actual or perceived conflicts of interest arising from the two members of the Board who also serve on the board of directors of GLPI. The Audit Committee will only approve related party transactions that are not inconsistent with the best interests of the Company and its shareholders based on a review of (i) the benefits to the Company of the transaction and (ii) the terms of the transaction and the terms available with unrelated third parties, as applicable. In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention and any other matters that the Audit Committee believes should be investigated. The Audit Committee may at any time engage, at the expense of the Company, independent counsel or other advisors, as it deems necessary to carry out its duties.

Compensation Committee

        Harold Cramer (Chairman), David A. Handler and Barbara Shattuck Kohn are the members of the Compensation Committee. Each member of the Compensation Committee satisfies the criteria for independence under the NASDAQ Rules and the rules and regulations of the SEC. Each member of the Compensation Committee is also a non-employee director, as defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and an outside director, as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee operates under a written charter adopted by the Board of Directors that is reviewed annually and complies with the NASDAQ Rules and the SEC rules and regulations and is available at www.pngaming.com/About.

        The Compensation Committee evaluates the annual performance of the Chief Executive Officer (the "CEO") and other executive officers and sets their annual compensation, its authority and responsibility includes:

  •
  setting salary, annual short-term incentive opportunities, long-term equity based incentives and other benefits;

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  monitoring general and industry trends and best practices with regard to executive compensation;

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  reviewing and approving, consistent with the compensation philosophy adopted by the Compensation Committee, any annual short-term incentive compensation plan for the CEO and other executive officers, and the related review and approval of the performance criteria, goals and objectives provided for in such plan;

  •
  reviewing executive compensation programs annually to determine whether they are properly coordinated and achieving their intended purposes;

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  periodically reviewing the policies for administration of the Company's executive compensation programs;

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  assessing the Company's management and leadership succession planning;

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  approving the number of incentive awards that the CEO may grant to employees other than executive officers;

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  recommending director compensation to the Board; and

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  administering and interpreting the Company's 2003 Long Term Incentive Compensation Plan and 2008 Long Term Incentive Compensation Plan, as amended (the "2008 Plan").

        The Chairman of the Compensation Committee is responsible for leadership of the Compensation Committee. The Compensation Committee may form subcommittees and delegate authority to them, as it deems appropriate. The CEO and other members of senior management of the Company may attend Compensation Committee meetings at the invitation of the Compensation Committee, but they are not present for executive sessions and do not participate in any discussion of their own compensation.

        The CEO provides the Compensation Committee performance assessments and compensation recommendations for each executive officer of the Company (other than himself). The Compensation Committee considers the CEO's recommendations with the assistance of the Consultant (as defined below) and sets the compensation of those executive officers based on such deliberations. The Compensation Committee holds executive sessions without management to facilitate candid discussion regarding executive performance and compensation, including establishing the CEO's compensation.

        Pursuant to the Compensation Committee's charter, the Compensation Committee retains the services of compensation consultants and legal advisors to provide such advice and assistance as it deems appropriate in its sole discretion. The Compensation Committee has the sole responsibility to oversee the work of any of its advisors. The Compensation Committee can terminate the services of such compensation consultants and advisors and approves their fees and retention terms, which are funded by the Company. The Compensation Committee engaged an independent third party executive compensation consultant in 2015, Exequity LLP (the "Consultant"), who also served as the Compensation Committee's consultant the previous three years. The Consultant provides advice and assistance to the Compensation Committee in carrying out its duties and responsibilities with respect to the Company's executive compensation programs and non-employee director compensation. Prior to engaging the Consultant, and at least annually during the engagement, the Compensation Committee evaluates the independence of the Consultant. This review includes receiving information regarding other services, if any, provided by the Consultant to the Company, the Board of Directors or other committees of the Board of Directors, and periodically reviewing the fees incurred as a result of such other activities. In 2015, the Compensation Committee determined that the Consultant was independent of the Company and that the retention of the Consultant by the Compensation Committee did not give rise to any conflicts of interest.

        As part of its ongoing services to the Compensation Committee, the Consultant frequently attends the Compensation Committee meetings and supports the Compensation Committee in carrying out its duties and responsibilities with respect to the Company's executive compensation programs by providing information related to metrics and trends in the Company's industry, as well as among public companies generally. The Consultant also accumulates and summarizes market data regarding compensation of the Company's executives in comparison to its peer group and others. The Consultant gathers data and provides advice regarding the Company's performance relative to its peer group, the structure of annual short-term and long-term incentive compensation, the appropriateness of financial and other performance measures and the design of equity incentive plans. The Consultant reports directly to the Compensation Committee and has been authorized by it to work with certain executive officers of the Company as well as other employees in the Company's human resources, legal, and finance departments in connection with the Consultant's work for the Compensation Committee. In addition, the Consultant engages individually with the Compensation Committee members.

Nominating and Corporate Governance Committee

        Harold Cramer (Chairman), David A. Handler and Barbara Shattuck Kohn are the members of the Nominating and Corporate Governance Committee. Each member of the Nominating and Corporate Governance Committee satisfies the criteria for independence under the NASDAQ Rules and the rules and regulations of the SEC. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors that is reviewed annually and complies with the NASDAQ Rules and is available at www.pngaming.com/About.

        The Nominating and Corporate Governance Committee is responsible for:

  •
  reviewing and making recommendations on the eligibility criteria for individual Board and committee membership, including the range of skills and expertise, diversity, and independence that should be represented on the Board and its committees;

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  reviewing and recommending the appropriate structure, composition and size of the Board and its committees;

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  identifying and recommending, for the Board's selection, nominees for election to the Board; and

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  overseeing the Company's Corporate Governance Guidelines and other corporate governance practices, including reviewing and recommending to the Board for approval any new or revised guidelines, documents or policies that comprise the Company's corporate governance framework.

        The Nominating and Corporate Governance Committee has a long-standing practice of including on the Board a complementary mix of individuals with diverse backgrounds and skills reflective of the varied challenges facing the Company's management as it strives to continue to generate increased shareholder value. Over the last three years, the Nominating and Corporate Governance Committee has recommended, and the Board has approved, the addition of three talented new directors who have brought valuable diversity of experience and views to the Board.

Compliance Committee

        Ronald J. Naples and Harold Cramer are the Board members of the Compliance Committee and Steve DuCharme and Thomas N. Auriemma are the non-director members of the Compliance Committee. The members of the Compliance Committee are individuals who, by virtue of their familiarity with law enforcement, regulated businesses, the business activities of the Company or gaming control, are sensitive to the concerns of the gaming regulation authorities and are capable of ensuring compliance or determining the existence or likelihood of a violation of a law, rule, regulation, policy or procedure applicable to the Company. Steve DuCharme, Chairman of the Committee, is a former Chairman of the Nevada State Gaming Control Board with over 30 years of experience in law enforcement and gaming regulation. Thomas N. Auriemma is the Company's former Vice President, Chief Compliance Officer and former Director of the Division of Gaming Enforcement in New Jersey, with over 30 years of experience as a gaming regulator in the State of New Jersey. The Compliance Committee operates under a written charter adopted by the Board of Directors. The Chief Compliance Officer reports to the Compliance Committee, and other executives of the Company (including the General Counsel, the Chief Operating Officer and the Vice President, Internal Audit) regularly attend meetings of the Compliance Committee, at the committee's invitation, to ensure the committee has ready access to first-hand knowledge and to encourage pervasive compliance culture throughout the Company.

        The Compliance Committee was established to foster, through self-regulatory policies and procedures, compliance with applicable laws relating to the Company's gaming and racing businesses and to prevent, to the fullest extent possible, any involvement by the Company in any activities that could pose a threat to the reputation and integrity of the Company's gaming and racing operations.

        The Compliance Committee is responsible for:

  •
  reviewing and assessing the adequacy of the Company's compliance policies, procedures and systems designed to sufficiently identify serious compliance issues;

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  reviewing and assessing the effectiveness of the Company's compliance efforts, particularly the training on and implementation of procedures;

  •
  monitoring audits and investigations conducted or overseen by the Company's compliance personnel;

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  monitoring third party investigations of and disciplinary actions against the Company; and

  •
  reporting to the Board any matters of concern regarding the Company's compliance with various laws and regulations.

        In discharging its oversight role, the Compliance Committee is empowered to investigate any matter brought to its attention and may engage, at the expense of the Company, independent counsel or other advisors as it deems necessary to carry out its duties.

Director Selection Process

        The Nominating and Corporate Governance Committee considers candidates for Board membership suggested by, among others, its members, other Board members and management. The committee will also consider recommendations of nominees for directors by shareholders (for information relating to the nominations of directors by our shareholders, please see "Director Nominations by Shareholders" below). In addition, the committee has authority to engage a search firm to assist in the identification of director candidates, to approve the search firm fees (which are paid by the Company) and other retention terms, and to obtain advice and assistance from internal and external legal, accounting or other advisors. In selecting nominees for director, the committee considers a number of factors, including, but not limited to:

  •
  whether a candidate has demonstrated business and industry experience that is relevant to the Company, including recent experience at the senior management level (preferably as chief executive officer or a similar position) of a company as large or larger than the Company;

  •
  a candidate's ability to meet the suitability standards set forth in the Company's bylaws, as well as the rigorous suitability, investigations and filing requirements of the relevant regulatory agencies in each of the many jurisdictions where the Company operates;

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  a candidate's ability to effectively represent the interests of the shareholders;

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  a candidate's diversity of experience and independence from management and freedom from potential conflicts of interest with the Company;

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  a candidate's financial literacy, including whether the candidate can meet the audit committee membership standards set forth in the NASDAQ Rules and SEC rules;

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  whether a candidate is recognized for his or her reputation, integrity, judgment, skill, leadership ability, honesty and moral values;

  •
  a candidate's ability to work constructively with the Company's management and other directors; and

  •
  a candidate's capacity, taking into consideration the number of other boards on which the candidate serves, to dedicate sufficient time and energy to his or her board and committee duties.

        During the process of considering a potential nominee, the Nominating and Corporate Governance Committee and its Company delegates generally request extensive additional information about, and conduct interviews with, the potential nominee. The information expected to be provided includes detailed financial and personal history customarily required by the Company's gaming and racing regulators. In addition, the committee will also request that the candidate submit to an investigation overseen by the Chief Compliance Officer to evaluate whether the candidate is suitable to serve on the Board of a publicly traded, multi-jurisdictional, highly regulated gaming and racing company.

Director Nominations by Shareholders

        Shareholders who have beneficially owned at least 1% of the Company's common stock for a continuous period of not less than 12 months before making such recommendation may submit director nominations to the Nominating and Corporate Governance Committee for consideration. To be timely, a shareholder's notice to the Secretary must be hand-delivered to or mailed (certified or registered mail, return receipt requested) and received at the principal executive offices of the Company not less than 120 nor more than 150 days prior to the anniversary date of the immediately preceding annual meeting of shareholders.

        To be in proper written form, a shareholder's notice must contain with respect to each nominee: (i) all information relating to such person that is required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors in a contested election, or otherwise required by Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; (ii) a description of all direct and indirect compensation, economic interests and other material monetary agreements, arrangements and understandings during the past three years between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates; (iii) a description of all relationships, agreements, arrangements and understandings between the proposed nominee and the recommending shareholder and the beneficial owner, if any; (iv) a description of all relationships between the recommended nominee and any of the

Company's competitors, customers, suppliers, labor unions or other related parties; and (v) a completed and signed questionnaire, representations, consent and agreement as required by the Company's bylaws.

        A shareholder's notice must also contain certain other information regarding the shareholder giving the notice and the beneficial owner, if any, on whose behalf the recommendation for nomination or proposal is made, including: (i) the name, address and telephone number of such shareholder and the name, address and telephone number of such beneficial owner, if any; (ii) the class or series and number of shares and any other securities of the Company which are owned of record by such shareholder and beneficially by such beneficial owner, and the time period such shares have been held; (iii) any material pending or threatened legal proceeding in which such shareholder or beneficial owner is a party or material participant involving the Company or any of its officers or directors, or any affiliate of the Company, and any direct or indirect material interest in any material contract or agreement of such shareholder or beneficial owner with the Company, any affiliate of the Company or any principal competitor of the Company; (iv) a representation that such shareholder and beneficial owner, if any, intend to be present in person at the meeting; (v) a representation that such shareholder and such beneficial owner, if any, intend to continue to hold the reported securities through the date of the Company's next annual meeting of shareholders; and (vi) a completed and signed questionnaire, representations, consent and agreement as required by Company's bylaws.

        The notice shall be accompanied by a written consent of each recommended nominee to provide (i) all information necessary to enable the Company to respond fully to any suitability inquiry conducted under the executive, administrative, judicial and/or legislative rules, regulations, laws and orders of any jurisdiction to which the Company is then subject; (ii) a multijurisdictional personal disclosure form in the form customarily submitted by officers and directors of the Company; (iii) such additional information concerning the recommended nominee as may reasonably be required by the Nominating and Corporate Governance Committee and/or Board to determine the eligibility of such recommended nominee to serve as an independent director of the Company, that could be material to a reasonable shareholder's understanding of the independence, or lack thereof, of such proposed nominee, and to evaluate whether the recommended nominee is an unsuitable person; and (iv) a background check to confirm the qualifications and character of the recommended nominee, to evaluate whether the nominee is an unsuitable person, and to make such other determinations as the Nominating and Corporate Governance Committee or the Board may deem appropriate or necessary.

        The foregoing is a brief summary of the requirements to properly nominate an individual for election to the Board. For further information regarding director nominations by shareholders, please see Article VII of the Company's bylaws.

Compensation of Directors

        The Company pays director fees to each director who is not an employee of the Company. During the year ended December 31, 2015, each non-employee director received an annual cash fee of $50,000, plus an additional $10,000 for service on each of the Audit Committee, the Compensation Committee and the Compliance Committee, as applicable. On January 30, 2015, each director on such date also received an annual award of phantom stock units equal to 18,208 shares, other than Mr. Carlino, who received an annual award of phantom stock units equal to 27,312 shares in recognition of his service as Chairman of the Board. The number of phantom stock units awarded to the directors was determined based on the closing price of the Company's stock on December 31, 2014 ($13.73) in order to approximate a value of $250,000 per director (or $375,000, in the case of Mr. Carlino). Following her appointment to the Board, Ms. Scaccetti received an initial award of phantom stock units equal to 15,924 shares on April 17, 2015, which was based on the closing price of the Company's stock on April 16, 2015 ($15.70). Each award vests in four equal annual installments from the date of grant.

2015 Director Compensation Table

        The following table sets forth information with respect to all compensation awarded to the Company's non-employee directors during the last completed fiscal year and currently outstanding.

	Current Year Compensation			Outstanding
Name	Fees Earned or Paid in Cash	Stock Awards ($)(1)	Total ($)	Stock Ticker	Stock Awards (2)
Peter M. Carlino	50,000	426,340	476,340	PENN	508,601
				GLPI	3,003,841
Harold Cramer	80,000	284,227	364,227	PENN	35,478
				GLPI	5,263
David A. Handler	60,000	284,227	344,227	PENN	35,478
				GLPI	5,263
John M. Jacquemin	60,000	284,227	344,227	PENN	35,478
				GLPI	5,263
Barbara Shattuck Kohn	70,000	284,227	354,227	PENN	35,478
				GLPI	5,263
Ronald J. Naples	60,000	284,227	344,227	PENN	32,560
				GLPI	1,595
Jane Scaccetti	60,000	250,006	310,006	PENN	15,924

(1)
The amounts listed above are calculated based on the closing price on the day prior to grant date.

(2)
Stock awards represent phantom stock unit awards outstanding as of December 31, 2015. Stock awards outstanding include outstanding phantom stock unit awards in GLPI received by non-employee directors on a one-time basis as part of the Spin-Off, as more particularly described on page 33 of this Proxy Statement. Mr. Carlino's outstanding stock awards include 87,986 phantom stock units and 420,615 options in the Company and 53,069 restricted stock awards, 51,608 phantom stock units and 2,899,164 options in GLPI (which include shares and options received pursuant to an exchange transaction entered into with the Company prior to the Spin-Off but does not include awards received as Chief Executive Officer and Chairman of the Board of GLPI).

Stock Ownership Guidelines for Directors

        The Board of Directors has established stock ownership guidelines for non-employee directors of the Company. Each non-employee director is expected to own and hold shares of common stock, including restricted stock and phantom stock units, equal in value to at least five times the annual cash retainer (exclusive of separate committee retainers) for non-employee directors in the applicable year. New non-employee directors have a period of three years from the date of initial election to achieve this ownership guideline. As of December 31, 2015, all non-employee directors who have served on the Board for at least three years were in compliance with these guidelines.

Shareholder Access Policy

        Shareholders who wish to communicate with directors should do so by writing to Penn National Gaming, Inc., 825 Berkshire Boulevard, Suite 200, Wyomissing, PA 19610, Attention: Secretary. The Secretary of the Company reviews all such correspondence and forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board or Board committees or that he otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by the Company that is addressed to members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters will be brought to the attention of the Audit Committee.

PROPOSAL NO. 1

ELECTION OF CLASS II DIRECTORS

Information about Nominees and Other Directors

        The Board of Directors currently consists of eight members: Peter M. Carlino (Chairman), Harold Cramer, David A. Handler, John M. Jacquemin, Barbara Shattuck Kohn, Jane Scaccetti, Ronald J. Naples and Timothy J. Wilmott. The directors are organized into three classes, with each class elected to serve a three year term. Two Class II directors will be elected at the Annual Meeting to hold office, subject to the provisions of the Company's bylaws, until the annual meeting of shareholders of the Company to be held in 2019 and until their respective successors are duly elected and qualified.

Class II Nominees

        The following table sets forth the name, age, independence status, number of other public company boards, principal occupation and respective service dates of each person who has been nominated to be a director of the Company. Each nominee has consented to be named as a nominee and, to the knowledge of the Company, is willing to serve as a director, if elected. Should either of the nominees not remain a nominee at the end of the meeting (a situation which is not anticipated), solicited proxies may be voted by the holders of the proxies for a substitute nominee (unless a proxy contains instructions to the contrary).

Name of Nominee	Age	Independence	No. of Other Public Company Boards	Principal Occupation	Director Since	Term (if elected)
Barbara Shattuck Kohn	65	Yes	None	Principal, Hammond Hanlon Camp LLC	2004	2019
Ronald J. Naples	70	Yes	1	Director of P.H. Glatfelter Company, Glenmede Trust Company and the Philadelphia Contributionship	2013	2019

Nominee Qualifications

        Barbara Shattuck Kohn.    Ms. Shattuck Kohn has been a director since 2004 and is a Principal at Hammond Hanlon Camp LLC, a strategic advisory and investment banking firm. Prior to joining Hammond Hanlon Camp LLC in 2012, Ms. Shattuck Kohn was a Managing Director of Morgan Keegan—Raymond James. Morgan Keegan & Company, Inc. was acquired by Raymond James Financial from Regions Financial Corp. and was the successor to Shattuck Hammond Partners, an investment banking firm Ms. Shattuck Kohn co-founded in 1993. Prior to 1993, she spent 11 years at Cain Brothers, Shattuck & Company, Inc., an investment banking firm she also co-founded. From 1976 to 1982, she was a Vice President of Goldman, Sachs & Co. Ms. Shattuck Kohn began her career as a municipal bond analyst at Standard & Poor's Corporation.

        The Nominating and Corporate Governance Committee recommended the nomination of Ms. Kohn, and the Board supports and approves such nomination, because of her substantial experience in investment banking, capital markets and project finance. Further, she possesses the experience, financial sophistication and financial statement expertise necessary to evaluate potential acquisition and financing opportunities for the Company, and she was instrumental in evaluating both the preferred equity investment in the Company by Fortress Investment Group, LLC in 2008 and the Spin-Off in 2013. This financial background is ideally suited for Ms. Kohn's service on the Audit and Compensation Committees, and her reputation, integrity, judgment and proven leadership ability meets both the Board's high standards and the rigorous requirements of the various regulatory agencies with jurisdiction over the Company.

        Ronald J. Naples.    Mr. Naples has been a director since June 2013. Mr. Naples also serves as a director of P.H. Glatfelter Company, Glenmede Trust Company and the Philadelphia Contributionship. Mr. Naples served as Chairman of the Pennsylvania Stimulus Oversight Commission and Chief Accountability Officer for the Commonwealth of Pennsylvania, having been appointed to that position by the Governor of Pennsylvania, from April 2009 until February 2011. From 1997 until May 2009, Mr. Naples was the Chairman of Quaker Chemical Corporation, a public specialty chemical company serving the metalworking and manufacturing industries worldwide, and served as Quaker's Chief Executive Officer from 1995 to 2008. Previously, Mr. Naples was Chairman and Chief Executive of Hunt Manufacturing Company, a public company, from 1981 to 1995.

        The Nominating and Corporate Governance Committee recommended the nomination of Mr. Naples, and the Board supports and approves such nomination, because of his significant business experience as a chief executive officer and director of large, publicly traded corporations, his significant government and regulatory experience as Chairman of the Pennsylvania Stimulus Oversight Commission and Chief Accountability Officer for the Commonwealth of Pennsylvania and as Chairman of the Federal Reserve Bank of Philadelphia, his impressive educational background and distinguished military career as well as his reputation, integrity, judgment and proven leadership ability that meets both the Board's high standards and the rigorous requirements of the various regulatory agencies with jurisdiction over the Company. In addition, Mr. Naples' military, leadership and regulated company experience is invaluable in the context of his service on the Compliance Committee.

        In addition to the qualifications of each nominee for director described above, Barbara Shattuck Kohn and Ronald J. Naples are standing for re-election based upon the judgment, financial acumen and skill they have previously demonstrated as Board members, as well as their demonstrated commitment to serve on the Board.

Continuing Directors

        The following table sets forth the name, age, independence status, number of other public company boards, principal occupation and respective service dates of each person who will continue as a director after the Annual Meeting.

Name	Age	Independence	No. of Other Public Company Boards	Principal Occupation	Director Since	Term Expires
Class I Directors:
David A. Handler	51	Yes	1	Partner, Centerview Partners	1994	2018
John M. Jacquemin	69	Yes	None	President, Mooring Financial Corporation	1995	2018
Class III Directors:
Peter M. Carlino	69	No	1	CEO of Gaming and Leisure Properties, Inc.	1994	2017
Harold Cramer	88	Yes	None	Retired Partner, Schnader Harrison Segal & Lewis LLP; Retired Chairman and CEO of the Graduate Health System	1994	2017
Jane Scaccetti	62	Yes	1	CEO of Drucker & Scaccetti, P.C.	2015	2017
Timothy J. Wilmott	57	No	None	President and CEO of Penn National Gaming, Inc.	2014	2017

        David A. Handler.    Mr. Handler has been a director since 1994. In August 2008, Mr. Handler joined Centerview Partners as a Partner. Centerview Partners is an independent financial advisory and private equity firm. From April 2006 to August 2008, he was a Managing Director at UBS Investment Bank. In November 2013, Mr. Handler became a director of Gaming and Leisure Properties, Inc.

        The Board supported and approved the nomination of Mr. Handler in 2015 because of his investment banking and capital markets experience, which includes a focus on mergers and acquisitions and other significant transactions, which complements his long-term exposure to the gaming industry. Mr. Handler's background has been an invaluable asset to the Company over the years, particularly in connection with evaluating potential acquisition and financing opportunities.

        John M. Jacquemin.    Mr. Jacquemin has been a director since 1995. Mr. Jacquemin is President of Mooring Financial Corporation, a group of financial services companies founded by Mr. Jacquemin in 1982 that specializes in the purchase and administration of commercial loan portfolios.

        The Board supported and approved the nomination of Mr. Jacquemin in 2015 because of his experience with private equity funds specializing in restructurings, workouts and the valuation of distressed debt. The nature of these investments requires an intimate and sophisticated understanding of financial statements to enable the identification of growth opportunities in troubled companies, as well as valuation expertise. This experience brings unique perspective to the Board and is enhanced by Mr. Jacquemin's financial sophistication and financial statement expertise and long-term exposure to the gaming industry.

        Peter M. Carlino.    Mr. Carlino has served as the Company's Chairman of the Board since April 1994 and served as the Company's Chief Executive Officer from 1994 until the Spin-Off on November 1, 2013, when he assumed the role of Chairman and Chief Executive Officer of GLPI. Since 1976, he has also been President of Carlino Capital Management Corp., a holding company that owns and operates Carlino family businesses and oversees its investments, in which capacity he has been continuously active in strategic planning and operations monitoring.

        The Board supported and approved the nomination of Mr. Carlino in 2014 because he was the driving force behind the growth of long-term shareholder value since the Company's initial public offering in 1994 until the Spin-Off. The Company's growth and shareholder value appreciation over this period is largely due to Mr. Carlino's vision and leadership, which has enabled the Company to identify and pursue the development opportunities and to build the management team that have been the basis of the Company's long-term growth. Moreover, as one of the largest beneficial owners of the Company's common stock, his interests are uniquely and significantly aligned with the Company's efforts to continue to grow long-term shareholder value.

        Harold Cramer.    Mr. Cramer has been a director since 1994. Until November 1996, Mr. Cramer was the Chairman and Chief Executive Officer of the Graduate Health System. From November 1996 to July 2000, Mr. Cramer was Counsel to Mesirov Gelman Jaffe Cramer & Jamieson, LLP, which merged with Schnader Harrison Segal & Lewis LLP in July 2000. Mr. Cramer is now a retired partner of Schnader Harrison Segal & Lewis LLP.

        The Board supported and approved the nomination of Mr. Cramer in 2014 because of his extensive experience building and managing a law firm and serving as chief executive officer of a large health care provider, which included several hospitals in two states, a health maintenance organization and a captive insurance company, among other entities. His legal and business background provides the Board and the Company with a critical understanding of the issues from a variety of perspectives—legal, business and regulatory—affecting the Company.

        Timothy J Wilmott.    Mr. Wilmott has been a director since 2014. Mr. Wilmott joined the Company in February 2008 as President and Chief Operating Officer and was named Chief Executive Officer in November 2013. Mr. Wilmott served at Harrah's Entertainment (now Caesars Entertainment

Corporation) from 1987 to 2008 and was Chief Operating Officer at Harrah's for approximately four years. In this position, he oversaw the operations of all of Harrah's revenue-generating businesses, including 48 casinos, 38,000 hotel rooms and 300 restaurants.

        The Board appointed Mr. Wilmott as a director in 2014 because of the perspectives and experience he brings as the Company's Chief Executive Officer and his success in leading the operations of the Company, including his commitment to diversifying its operations in a manner focused on returns while fostering its employees' commitment to deliver quality guest services across the property portfolio.

        Jane Scaccetti.    Ms. Scaccetti became a director in 2015. Ms. Scaccetti is the Chief Executive Officer of Drucker & Scaccetti, P.C., a public accounting and business advisory firm, of which she has been a principal since 1990. Ms. Scaccetti also serves as a director of Mathematica Policy Research, Inc.; trustee of Temple University; Chair of the Board of Temple University Hospital; and a trustee of Salus University. In addition, Ms. Scaccetti served as a director of The Pep Boys—Manny, Moe & Jack from 2002 until 2016; and of Nutrition Management Services Company from 1992 until 2010.

        The Board appointed Ms. Scaccetti as a director in 2015 because of her financial expertise as a practicing CPA since 1977, as well as her management expertise as chief executive officer and as a director of other publicly traded companies. Her experience brings unique perspective to the Board and the Board is enhanced by Ms. Scaccetti's financial sophistication and expertise.

        The Board of Directors unanimously recommends that the shareholders vote "FOR" each of the nominees.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF ERNST & YOUNG LLP AS
THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016

        The Audit Committee has selected Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016, and the shareholders are being asked to ratify this selection. Ernst & Young LLP has served as the Company's independent registered public accounting firm since 2006. All audit and non-audit services provided by Ernst & Young LLP are approved by the Audit Committee. Ernst & Young LLP has advised the Company that it has no direct or material indirect interest in the Company or its affiliates. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. The favorable vote of a majority of the votes cast at the Annual Meeting is required to approve the ratification of the selection of the Company's independent registered public accounting firm.

        A description of aggregate fees for professional services performed by Ernst & Young LLP in fiscal 2015 and fiscal 2014 is as follows:

	Fiscal 2015	Fiscal 2014
Audit Fees(1)	$4,332,287	$3,708,655
Audit-Related Fees(2)	135,000	40,000
Tax Fees(3)	325,614	248,553
Total Fees	$4,792,901	$3,997,208

(1)
Audit fees include fees associated with the annual audit, reviews of the Company's quarterly reports on Form 10-Q, annual audits required by law for certain jurisdictions, comfort letters, consents and other audit and attestation services related to statutory or regulatory filings. Audit fees also include the audit of the Company's internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002. Audit fees also include approximately $400,000 of additional fees related to incremental work associated with the Company's 2015 acquisitions.

(2)
Audit-related fees include fees for the audit of the Company's 401(k) plan, as well as due diligence costs related to the Prairie State Gaming acquisition.

(3)
Tax fees include fees for property tax consultations.

Audit Committee Pre-Approval Policy

        The Audit Committee's Audit and Non-Audit Services Pre-Approval Policy provides for the pre-approval of audit and non-audit services performed by the Company's independent registered public accounting firm. Under the policy, the Audit Committee may pre-approve specific services, including fee levels, by the independent registered public accounting firm in a designated category (audit, audit related, tax services and all other services). The Audit Committee may delegate, in writing, this authority to one or more of its members, provided that the member or members to whom such authority is delegated must report their decisions to the Audit Committee at its next scheduled meeting. In 2015, all of the services provided by Ernst & Young LLP were pre-approved by the Audit Committee.

        The Board of Directors unanimously recommends that shareholders vote "FOR" the ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2016.

PROPOSAL NO. 3

ADVISORY VOTE TO APPROVE COMPENSATION PAID TO
THE COMPANY'S NAMED EXECUTIVE OFFICERS

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Dodd-Frank Act") and Section 14A of the Exchange Act require public companies to give their shareholders the opportunity to cast advisory votes relating to the compensation paid to the Company's Named Executive Officers. Accordingly, we are providing shareholders the opportunity to approve, on an advisory basis, determinations made by the Compensation Committee and the Board of Directors regarding the compensation of our Named Executive Officers, as such compensation is described in the Compensation Discussion and Analysis section, and the subsequent tabular and narrative disclosure beginning on page 28 of this Proxy Statement (the "CD&A"). We currently conduct this advisory vote on an annual basis. We are requesting your nonbinding vote on the following resolution:

      "RESOLVED, that the shareholders of the Company approve, on an advisory basis, the compensation of the Company's named executive officers, as described in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure included in the Company's proxy statement for the 2016 Annual Meeting of Shareholders."

        We believe shareholders should approve of the Company's compensation program because it is appropriate in the context of industry standards and is heavily weighted towards performance-based compensation that align executive compensation with shareholder interests. As more specifically described in the CD&A, the Compensation Committee believes the compensation paid to Mr. Wilmott, the Company's Chief Executive Officer, is reasonable and appropriate in light of the Company's scale, objectives, achievements and performance.

        We urge you to carefully review the CD&A so that you have a complete understanding of how important our compensation program is to the continued success of the Company. You will find in the CD&A a detailed discussion of the Company's pay-for-performance compensation philosophy, the elements of our compensation program and the specific payments made to Named Executive Officers with respect to 2015. The Company's compensation program is fundamental to the approach we employ to attract, motivate and, most importantly, retain our Named Executive Officers. To that end, we believe we have designed a compensation program that is strongly grounded on pay-for-performance principles, and which features a significant amount of "at risk" compensation, as described in more detail in the CD&A. In addition, we have carefully tailored the executive compensation program in light of the Company's post-Spin-Off profile, which has resulted in a reduction to the Company's executive compensation levels from pre-Spin-Off levels, as more fully described in CD&A.

        We believe that the Company's stock performance amply supports the compensation paid to the Named Executive Officers. As highlighted in the chart below, an investment of $100 in the Company made on January 1, 2006 would have been worth $215.08 as of the close of business on December 31, 2015 (as adjusted to reflect the Spin-Off) versus an average of $63.48 for the same investment in our peer group companies with comparable trading histories. In addition, an investment in the Company's shares would have provided an approximately 6.25% higher return than an investment in the S&P 500 index over this period.

	12/31/2005	12/31/2006	12/31/2007	12/31/2008	12/31/2009	12/31/2010	12/31/2011	12/31/2012	12/31/2013	12/31/2014	12/31/2015
Penn National Gaming, Inc.	$100.00	$126.31	$180.73	$64.89	$82.52	$106.68	$115.54	$149.04	$192.39	$184.34	$215.08
S&P 500	$100.00	$115.80	$122.16	$76.96	$97.33	$111.99	$114.35	$132.66	$175.62	$199.66	$202.42
Peer Group	$100.00	$137.21	$172.17	$29.32	$24.73	$38.65	$26.89	$30.62	$59.26	$54.68	$63.48

(1)
Total shareholder return is based on a $100 investment on January 1, 2006 in the applicable stock or index (based on the closing prices on December 31, 2005). The return is determined assuming quarterly investment of dividends and, in the case of the Company, reflects the effect of the Spin-Off as described on page 33 of this Proxy Statement. The shareholder return for the Company does not reflect the performance of GLPI (other than the one-time cash and stock dividend of $11.84 related to its Earnings and Profits purge made in connection with its election to be taxed as a real estate investment trust (the "Purge")), including the quarterly dividends paid by GLPI following the Spin-Off.

(2)
The peer group shown here is the same peer group used for compensation comparison purposes, as described on page 29 of this Proxy Statement, except that Caesars Entertainment Corporation, Las Vegas Sands Corp. and Wynn Resorts, Ltd. are excluded because they do not have comparable investment focus or stock trading histories during the relevant periods. As a result, the peer group shown here consists of Boyd Gaming Corporation, Isle of Capri Casinos, Inc., MGM Resorts International and Pinnacle Entertainment, Inc.

        As an advisory vote, the results of this vote will not be binding on the Board or the Company. However, we urge you to endorse our pay-for-performance compensation program, particularly in light of the Company's strong performance and significant achievements over both the short-term and long-term.

        The Board of Directors unanimously recommends that shareholders cast their advisory vote "FOR" approval of the compensation of the Named Executive Officers described in the Compensation Discussion and Analysis and as otherwise disclosed in this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

        For purposes of the following Compensation Discussion and Analysis, the terms "Committee," "we" or "our" refer to the Compensation Committee of the Board.

Executive Compensation Highlights

        Our compensation program:

  •
  Includes a mix of fixed and variable pay designed to create sustainable long-term value for our shareholders;

  •
  Defers a significant portion of variable pay as equity-based awards, encouraging both shareholder alignment and retention;

  •
  Includes both long-term and short-term components;

  •
  Focuses on "at risk" compensation, with 75% of our CEO's total compensation at risk;

  •
  Benchmarks compensation at the median of our peer group;

  •
  Reflects a reduction of 53.3% in overall target compensation for our top three executives compared to 2013; and

  •
  Beginning in 2016, implements performance-based vesting for a meaningful portion of equity awards for 12 of the Company's senior executives, with each grant not fully vesting until the third anniversary of the grant.

Key Features of our Executive Compensation Program

	What We Do		What We Don't Do
✓	Pay for Performance – Our program focuses on "at risk" compensation in order to better align performance with compensation values earned	☒	No Single Trigger Change in Control – Our employment agreements contain only double trigger change in control provisions
✓	Performance-Based Vesting – We implemented performance-based vesting for awards granted for 2016	☒	No Tax Gross-Ups – Our employment agreements do not contain tax indemnification provisions
✓	Multiple Performance Metrics – Incentive compensation is tied to both short- and long-term measures to encourage balanced incentives	☒	No Hedging or Pledging – Hedging and pledging of the Company's stock is prohibited
✓	Share Ownership Guidelines – All directors and named executive officers exceed the Company's recently increased and significant stock ownership requirements	☒	No Supplemental Retirement Plans – We do not have any defined benefit pension programs or other supplemental executive retirement plans
✓	Clawback Policy – Our policy provides for the recovery of compensation in certain circumstances	☒	No Excessive Perquisites – Our executive officers have very limited perquisites
✓	Confidentiality & Non-Competition Agreements – All executive officers are subject to confidentiality and non-compete agreements	☒	No Discounting or Repricing of Options – We prohibit discounting or repricing options and restrict margin lending
✓	Equity Awards – Adopted policy in 2015 to ensure the consistency and efficiency of the Company's equity award process	☒	No Liberal Share Counting – The Company prohibits "liberal share counting" under the Company's equity plans

Executive Summary

        The Company's strong 2015 financial results highlight the value of our strategies to grow market share and enhance operating efficiencies at our existing properties while pursuing growth and return focused expansion initiatives. From a financial perspective, the Company's revenues in 2015 increased 9.6%, which contributed to a 52.1% rise in our cash flow from operations and continued improvement to the bottom line. This performance was driven by the opening of Plainridge Park Casino, Massachusetts' first commercial gaming facility in June 2015, as well as the Company's improved performance in many of our markets.

        With our vision for continued near- and long-term growth and commitment to enhancing shareholder value, the Company also completed several other strategic initiatives in 2015, including the acquisition of Tropicana Las Vegas and the establishment of new business lines to support our interactive gaming strategy and Prairie State Gaming, our newly acquired Illinois video gaming terminal operator. The Tropicana Las Vegas acquisition fulfills our longstanding goal of acquiring the right property on the Las Vegas Strip to leverage our database of almost 3 million regional gaming customers.

        Reflecting these achievements, the Company's share price appreciated by nearly 17% in 2015, to $16.02 at year-end. We believe the Company remains favorably positioned for continued growth in 2016 and beyond, based on our disciplined management of existing properties and expanded contributions from Plainridge Park Casino, Tropicana Las Vegas and Prairie State Gaming, as well as our management contract at Hollywood Casino Jamul-San Diego, which is expected to open mid-year 2016.

Company Stock Performance

        The Company's stock price during the year reflected the accomplishments described above, as the price rose from $13.73 to $16.02, an increase of nearly 17%. This performance exceeded our key benchmarks, including the S&P 500 index (–1%) and the weighted average return of our peer gaming operators, comprised of Boyd Gaming Corporation, Caesars Entertainment Corporation, Isle of Carpi Casinos, Inc., Las Vegas Sands Corp., MGM Resorts International, Pinnacle Entertainment, Inc. and Wynn Resorts, Limited (–21.13%). In addition, the Company's stock has increased by an aggregate of 101.62% over the last five years, exceeding both the S&P 500 index (80.75%) and its peer group (20.93%).

        The following table illustrates the significant value the Company has created over the last several years, both through the Spin-Off and the subsequent performance of the Company's stock. As shown below, from November 15, 2012 (the date on which the Spin-Off was initially announced), to December 31, 2015, the Company's adjusted stock price has risen from $8.50 to $16.02, an increase of over 88%. This stock price performance increased total shareholder equity value over this period by over $500 million.

Penn National Gaming, Inc.
Total Shareholder Return (1)
Measured from Pre-Spin-Off Announcement Through December 31, 2015

(1)
Total shareholder return reflects the effect of the Spin-Off as described on page 33 of this Proxy Statement. The shareholder return for the Company does not reflect the performance of GLPI, including the quarterly dividends paid by GLPI following the Spin-Off.

2015 Growth Initiatives

In August 2015, the Company closed on the acquisition of the iconic Tropicana Las Vegas on the Las Vegas Strip for $360 million.	In June 2015, the Company opened the $250 million Plainridge Park Casino in Plainville, Massachusetts, the Commonwealth's first gaming facility.

In September 2015, the Company closed on the acquisition of Prairie State Gaming, one of the largest video gaming terminal operators in Illinois, with more than 1,100 terminals in 270 bars and retail gaming establishments.	Throughout 2015, the Company continued development of the proposed $390 million Hollywood Casino-Jamul, just outside of San Diego County, California, which is currently anticipated to open in mid-2016.

Reduction in Target Compensation Expense

        While the Company has created significant shareholder value over the past several years, it has also focused on managing compensation expense. In fact, target compensation to the Company's top executives has decreased dramatically since the Spin-Off. This decrease is illustrated by the following table, which shows the aggregate potential target compensation to the Company's Chief Executive Officer, Chief Operating Officer and Chief Financial Officer in 2013 compared to 2015, inclusive of base salary, annual target incentive bonuses and equity incentive compensation (assuming achievement of all nine targets under the 2013 external measure of the annual incentive compensation plan). As shown below, the total target compensation to the Company's top three officers was reduced from 2013 to 2015 by approximately $11.0 million, or 53.3%.

Total Target Compensation

Company Performance

        Significant achievements for 2015 include the following:

  •
  Our share price appreciated by nearly 17% during the year, exceeding key benchmarks including the S&P 500 (–1%), while substantially outperforming our peer gaming companies identified on page 27 of this Proxy Statement (–21%).

  •
  Our revenue increased 9.6%, which helped to increase cash flow from operations by 52% (to $399.0 million) and adjusted EBITDA by 12.2% (to $796.3 million), while net income increased from a prior year loss to positive net income of approximately $0.7 million.*

  •
  We improved already strong adjusted EBITDA margins from 27.4% to 28.1% and operating margins from 9.9% to 16.5%, all in a highly competitive environment.*

  •
  We benefited from a full year of operations of Hollywood Gaming at Dayton Raceway and Hollywood Gaming at Mahoning Valley Race Course, our two Ohio integrated racing and gaming facilities that opened in August and November 2014, respectively. Both properties are generating solid returns on invested capital following our involvement in permitting these racetracks to add gaming and relocating them from more competitive areas of the state.

  •
  In June, we opened Plainridge Park Casino in Massachusetts. The property is generating a solid return on invested capital and opened several years before any of the other future Massachusetts facilities. Plainridge Park Casino is a wholly-owned asset of the Company, with no rental obligation.

  •
  In August, we completed the financing and acquisition of the Tropicana Las Vegas, which fulfills our long-term strategic goal of obtaining a presence on the Las Vegas Strip to leverage our

*
See Reconciliations and Non-GAAP Financial Measures on page 43 of this of this Proxy Statement.

  database of almost 3 million regional gaming customers. With a $360 million acquisition cost, 35 acres on the Las Vegas Strip, nearly 1,500 guest rooms including 181 suites (of which six are luxury villas) and recent property upgrades of approximately $200 million by the former owners, we believe we structured a prudent transaction to own and operate a premier Las Vegas Strip property at an attractive price of entry. Tropicana Las Vegas is a wholly-owned asset of the Company with no rental obligation, and the property site affords us significant opportunities for long-term development and growth.

  •
  Also in August, in a transaction that was additive to our operating results immediately upon closing, we acquired Prairie State Gaming, one of the largest operators of video gaming terminals in Illinois, with more than 1,100 terminals in 270 bar and retail gaming establishments. With the Company's two decades of industry leading experience in marketing, player development and operating electronic casino games in highly regulated environments, the transaction leverages our core competencies and provides the Company with a solid platform for future growth in the Illinois market and potentially other states where this form of gaming is authorized or being considered.

  •
  We continued to advance our initiatives in social and online gaming, which represent emerging growth platforms that complement our expanding regional gaming portfolio. In May 2015, the Company announced a strategic partnership with Scientific Games to create a Play 4 Fun web based and mobile app platform, branded as HollywoodCasino.com, which was subsequently marketed to our customers at certain regional gaming facilities. Since its launch, this offering is delivering enhanced customer database analytics and improved marketing capabilities. Reflecting this initial success, this offering has been rolled out across most of our Hollywood Casino properties as we seek to address the significant percentage of our database members that already participate in social and online gaming. Our continued focus on social and online gaming, combined with our growing skills in the interactive space are positioning us to participate in additional social and regulated real-money online opportunities as they develop.

  •
  Throughout the year, we made significant progress to advance the development of a Hollywood Casino tribal gaming facility on the Jamul Indian Village's land in trust (near San Diego, California), which we will manage and brand upon its expected mid-2016 opening. The three-story gaming and entertainment facility – with the region's most convenient access to the local population – will include more than 1,700 slot machines, 43 live table games, a posh lounge featuring national and regional entertainment, a beer garden, a four-venue food court, and an eight-story partially subterranean parking garage with over 1,800 parking spaces.

        For a complete discussion of the Company's performance in 2015, please see Management's Discussion and Analysis of Financial Condition and Results of Operations on pages 43 to 78 of the Company's Annual Report on Form 10-K for the year ended December 31, 2015, a copy of which is included in the Annual Report to Shareholders delivered in connection with this Proxy Statement.

Effect of the Spin-Off on Share Price and Compensation

        In connection with the Spin-Off, each shareholder of the Company received one share of common stock of GLPI for each share of common stock of the Company held by such shareholder. In addition, as contemplated prior to the Spin-Off, in February 2014, GLPI made a one-time cash and stock dividend to its shareholders relating to the Purge. As a result of these two events, as noted throughout the Proxy Statement, the Company's stock prices have been adjusted, where appropriate, using a constant adjustment factor to reflect the effect of the Spin-Off and the Purge. In addition to the adjusted values reflected in this Proxy Statement, shareholders of the Company who have retained their GLPI stock have been receiving recurring quarterly dividends from GLPI. In the Spin-Off, consistent with the treatment of all Company shareholders, the Company's directors and executives received a one-time equity allocation in GLPI based on their equity in the Company (as well as dividend payments with respect to their shares and unvested options in GLPI, all in accordance with the employee matters agreement between the Company and GLPI entered into in connection with the Spin-Off). As a result, this one-time GLPI equity allocation is reflected, where appropriate, in the equity compensation information in this Proxy Statement.

Key Compensation Practices

        The Committee, in consultation with the Consultant, management and the full Board, routinely considers compensation practices suggested by the Company's shareholders as a result of the Company's shareholder outreach efforts, as well as those identified as "best practices" by various market constituents. With all such suggestions, we strive to incorporate into our compensation program the practices we believe will most effectively support the Company's continuing efforts to create shareholder value. Over the last several years we have incorporated many of these practices into our compensation program, including:

  •
  Utilizing a carefully tailored equity compensation program to incentivize our management team, while at the same time reducing the overall value of annual equity compensation awarded to employees in 2015 relative to pre-Spin-Off levels. This practice continues to address shareholder concerns regarding overhang and burn rate under the Company's 2008 Plan while maintaining alignment between shareholders and management.

  •
  Beginning in 2016, implementing a performance share program that contains performance-based vesting for a meaningful portion of equity awards for 12 of the Company's top executives, with each grant not fully vesting until the third anniversary of the grant date.

  •
  Creating a pay-for-performance environment by linking incentive-based compensation to the achievement of measurable and relevant performance metrics, including EBITDA and stock price performance.

  •
  Eliminating employment agreements containing "single trigger" change in control provisions.

  •
  Eliminating employment agreements containing tax indemnification (i.e., "golden parachute" gross-up) provisions.

  •
  Implementing meaningful and recently increased share ownership guidelines for directors and executive officers.

  •
  Adopting a clawback policy with respect to executive compensation.

  •
  Limiting perquisites for executives.

  •
  Not implementing defined benefit pension programs or other supplemental executive retirement plans for executives.

  •
  Adjusting the Company's cash bonus program to increase the amount of compensation "at risk" to better align the Company's bonus structure with that of its peers and tailor the mix between bonus awards and equity grants so that executives in positions that focus on operations are rewarded more through bonus awards that track operational results, while those in positions that focus on corporate strategy are rewarded more through equity grants.

  •
  Recognizing individual contributions by linking compensation to the achievement of objectively measured individual goals.

  •
  Eliminating block equity grants (i.e., awarding a fixed number of shares or options to each recipient each year) in favor of grants based on a percentage of salary and eliminating our previous external measure of the annual incentive plan in order to, among other things, more fairly allocate equity grants across the senior management team, better incentivize senior management and reduce the overall amount and expense associated with total targeted pay for our top executives.

  •
  Granting equity-based awards that incorporate a fungible share feature applicable to all full value awards, which is based on the theory that a full value award is worth more than an award payable in shares in the form of a stock option or stock appreciation right. As such, the approved pool of equity available for equity-based awards is reduced to a greater extent by awards of full-value equity grants and is consistent with prevailing views of "best practices."

  •
  Employing compensation programs that do not incentivize short-term results to the detriment of long-term goals or encourage excessive risk taking.

  •
  Adopting an Equity-Based Award Policy in 2015 to ensure the consistency and efficiency of the Company's equity award process.

  •
  Prohibiting the Company's directors and executive officers from engaging in hedging or pledging transactions involving Company shares.

  •
  Prohibiting "liberal share counting" under the Company's equity plans.

  •
  Prohibiting discounting and repricing options.

  •
  Utilizing share repurchase programs (when appropriate) to capitalize on prudent stock repurchase opportunities that help offset the potential dilution from shares granted pursuant to incentive awards.

        We will continue to evaluate and consider input from our shareholders and emerging "best practices" to ensure that our compensation programs contain the features necessary to properly align the interests of our executives with the interests of our shareholders.

Stock Ownership Guidelines for Senior Management

        The Compensation Committee has established stock ownership guidelines for senior management, which are re-evaluated periodically. In 2015 the ownership guidelines for our executive officers were increased to reflect the following requirements:

Position	Previous Ownership Guidelines	Current Ownership Guidelines
Chief Executive Officer	Three times base salary	Five times base salary
Chief Operating Officer	Two times base salary	Three times base salary
Chief Financial Officer	Two times base salary	Three times base salary
Chief Development Officer	One times base salary	Two times base salary
General Counsel	One times base salary	Two times base salary

        The Chief Executive Officer is authorized to set ownership requirements for other members of the senior management team as appropriate. As with the director stock ownership guidelines, the value of a senior officer's stock ownership at any time will be based on the aggregate value of common stock, restricted stock and phantom stock units held by such senior officer. Each officer is required to achieve compliance with these guidelines within five years of assuming his or her current position and, once achieved, ownership of the required amount must be maintained for as long as the individual is subject to these guidelines. As of December 31, 2015, all Named Executive Officers (as defined on page 46 of this Proxy Statement) had achieved full compliance with this policy.

Shareholder Outreach and Say on Pay Vote

        We received over 77% support for our say on pay vote in 2015, following support of over 98% in 2014. We believe this change in support reflects potential misperceptions relating to the one-time equity awards made in 2014 under the Transition Award Program ("TAP"). Nevertheless, we believe that our shareholders recognize our commitment to incorporating "best practices" into our compensation program, as well as our sensitivity to shareholder views on compensation. During 2015, the Company continued its long-standing practice of robust communication and discussion with shareholders, including direct dialogue with most of its top 40 shareholders regarding executive compensation issues and corporate governance issues.

        By way of overview, the Company continues to hold quarterly conference calls in which management limits its prepared remarks in favor of creating an open forum to allow shareholders and analysts an opportunity to ask about matters of most interest to them. The Company employs an outside investor relations firm to facilitate the Company's frequent and comprehensive shareholder communications. For instance, the Company issued a total of 26 press releases throughout the year in order to keep investors informed of noteworthy business developments. The Company also continues to provide financial and other disclosure beyond that required by the SEC on matters such as management's views on industry trends, pending legislation and quarterly and annual earnings estimates. Further, members of the Company's senior management team maintained an active schedule of participation at institutional investor conferences, shareholder meetings and management staffed tours of our facilities throughout 2015. We also regularly host investor and analyst meetings at our corporate offices and arrange for investors and analysts to visit our facilities (before and after they open) and meet with local management. At the Global Gaming Expo, the gaming industry's annual trade show in Las Vegas, executives participated in a high number of investor events and conducted a large number of group meetings with analysts and investors and hosted an extremely well attended tour and information sessions with analysts and investors at the recently acquired Tropicana Las Vegas. These outreach efforts afford investors and prospective investors with constructive forums to discuss with management a wide variety of subjects important to them, including executive compensation, and provides useful feedback for management.

        We believe our discussions with investors in 2015 were especially important with regard to our compensation program. For instance, these conversations helped to resolve many of the misperceptions about awards made in 2014 under the TAP, as we were able to better articulate the rationale for the program and to reaffirm its one-time nature. These discussions also provided the Board with valuable insights on how to better develop and communicate new compensation programs in the future, if the need ever arises. Further, based in part on our dialogue with shareholders, the Company implemented a performance share program beginning in 2016 for 12 of the Company's top executives, which contains performance-based vesting for a meaningful portion of equity awards, with each grant not fully vesting until the third anniversary of the grant date.

        Another direct result of our shareholder engagement was the Board's determination to amend the Company's bylaws in December 2014 to eliminate a provision (sometimes referred to as a "golden leash") that generally prohibited an individual from qualifying for service as a director of the Company if he or she is a party to any compensatory or other financial arrangement with any third party in connection with his or her candidacy or service as a director of the Company. This action was taken following numerous discussions between the Company and certain of its shareholders as part of the Company's shareholder outreach efforts, after which the Board concluded it was in the interest of the Company and its shareholders to remove the provision from the bylaws.

Executive Compensation Benchmarking Peer Group

        We review the Company's peer group at the beginning of each year to determine whether any changes are warranted from the prior year's peer group. The companies that make up the Company's peer group are its business competitors as well as its primary source of, and primary competition for, executive talent. Many of the Company's executives have been recruited from these other gaming enterprises. In addition, since gaming and racing are highly specialized and regulated industries, it takes a high degree of experience and prior knowledge to provide effective oversight and guidance to multiple gaming and racing properties in a variety of jurisdictions. Also, the Company's executive officers are required to submit to extensive investigations conducted by the state police, or an equivalent investigatory agency, of their personal and family financial records, their character and their competency in order to be found "suitable" to serve in their respective capacities in each of the jurisdictions in which the Company operates. Accordingly, the pool for executives capable and willing to serve in an executive capacity in a publicly traded, multi-jurisdictional gaming and racing company tends to be limited, and in many cases consists mostly of individuals who are already working within the gaming industry and within our peer group. For these reasons, we have determined that the appropriate peer group for the Company consists of the most prominent companies in the commercial gaming industry. We believe that this peer group is appropriate for determining relative industry performance as well as for recruitment and retention purposes. Importantly, this decision was made in recognition of the fact that the Spin-Off (which had the effect of reducing the Company's market capitalization) did not materially alter the scale or complexity of the Company's businesses.

        For 2015, we confirmed that the peer group to be used for compensation comparison purposes would consist of Boyd Gaming Corporation, Caesars Entertainment Corporation, Isle of Capri Casinos, Inc., Las Vegas Sands Corp., MGM Resorts International, Pinnacle Entertainment, Inc. and Wynn Resorts, Ltd. In addition, we take into consideration any available compensation data from Station Casinos, Inc., which was taken private, but continues to file periodic reports under the Exchange Act. For information regarding the peer group we use for shareholder return comparison purposes, please see page 27 of this Proxy Statement.

Overview of Compensation Program

Objectives of Compensation Program

        The overall objective of the Company's executive compensation program is to compensate members of management in a manner that most effectively incentivizes them to maximize shareholder value without taking undue financial risks. At the same time, the executive compensation program is intended to enable the Company to attract and retain the executive talent needed to grow and advance the strategic interests of an increasingly larger and more complex entity. In an environment where (i) the number of traditional gaming venues has grown exponentially in the U.S. and abroad over the last decade (increasing both the number of business competitors and competitors for talent, as well as reducing the potential upside from future domestic expansion), (ii) alternatives such as gaming REITs and spin-offs, as well as private equity investment, are continuing to proliferate and (iii) internet gaming, social gaming and fantasy sports are rapidly gaining in popularity, the competition for executive talent in our industry has grown sharply. These factors are specifically contemplated in the Company's compensation objectives, which are to:

  •
  Align executive pay opportunities with shareholder value creation;

  •
  Create a pay for performance compensation program that will appropriately reward management for operational and strategic development success; and

  •
  Attract and retain the best possible management team for the Company to increase shareholder value and maintain the Company's credibility in the capital markets.

Reflecting the Company's long-term success in attracting and retaining the industry's best talent, the independent advisory groups, Bristol Associates and Spectrum Gaming Group, have recently named the Company the gaming industry's Employer of First Choice.

Compensation Philosophy

        To support the Company's compensation program objectives, we have adopted and annually review and confirm a compensation philosophy that serves as the guide for all executive compensation decisions. Our compensation philosophy is as follows:

          The Company intends to maintain an executive compensation program designed to attract and retain the executive talent needed to grow and further the strategic interests of the business. To this end, the Company offers a compensation and benefits program that will be sufficiently attractive to provide talented executives with good reason for joining and remaining with the Company and continuing in their efforts to improve shareholder value. The Company's program is designed to motivate and reward executives to achieve and exceed targeted results. Compensation received by the executives will be commensurate with the performance of the Company, prevailing market rates in the industry, and their own individual contributions by linking compensation to the achievement of objectively measured goals.

Risk Assessment

        In establishing and reviewing our executive compensation program, we consider, among other things, whether the program properly motivates executives to focus on the creation of shareholder value without encouraging unnecessary or excessive risk taking. As a result, the Committee carefully reviews the principal components of executive compensation. Base salaries are reviewed and set annually. Annual short-term incentive pay is focused on achievement of certain specific, readily quantifiable and tangible financial goals and is determined using multiple absolute and objective performance criteria, and in particular announced guidance pertaining to adjusted EBITDA targets. The other major component of our executive officers' compensation is long-term incentives through a mix (which may vary from year to year and by level) of stock options, stock appreciation rights, restricted stock and phantom stock units that we believe are important to help further align executives' interests with those of our shareholders. Such grants are subject to long-term vesting schedules, and executives are subject to minimum stock ownership requirements, to help ensure that executives always have significant value tied to long-term stock price performance. We believe that these cash and incentive awards, especially when combined with the compensation clawback policy described on page 43 of this Proxy Statement, appropriately balance payment for performance and alignment of executive compensation with shareholders without encouraging unnecessary or excessive risk taking. Based on the Committee's review of the above factors, the Committee determined that the Company's compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company.

Elements of Compensation

        We have designed a compensation program that is heavily weighted towards performance-based compensation, and which utilizes several different performance metrics designed to ensure that management is appropriately incentivized across a number of different business and economic environments, while also appropriately considering each of the principal objectives of the Company's business strategy. To that end, our compensation program is strongly grounded on pay-for-performance principles. As illustrated in the chart below, for example, in 2016 we expect target performance-based compensation (or "at risk" compensation), which includes stock options, other equity awards and EBITDA-based cash bonuses, for the Company's top three executives officers (the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer) to comprise 75% of target compensation. In addition, 30% of the equity awards to such officers are performance shares that are subject to performance-based vesting only upon the achievement of specified performance goals, with each grant not vesting until the end of three one year measurement periods.

Target 2016
Executive Compensation

        The principal elements of the compensation program are described below. Please see "Analysis of Compensation" starting on page 41 for a discussion of the specific actions taken with respect to executive compensation for fiscal year 2015. For a detailed description of the Committee's role and responsibilities, as well as the retention and use of the Consultant, please see "Compensation Committee" beginning on page 14 of this Proxy Statement.

        Base Salary.    The base salary of our executive officers as a group is benchmarked against the 50th percentile (median) of base salaries of comparable executives within the Company's peer group. We benchmark against the median in order to set salaries that are competitive in the gaming industry and that will attract and retain qualified executives. Base salaries are then adjusted for certain qualitative factors, including specific position duties and responsibilities, tenure with the Company, individual contribution and position value to the Company and the overall reasonableness of an executive's pay package.

        Annual Short-Term Incentive.    The annual target short-term incentive compensation of our executive officers as a group is benchmarked against the 50th percentile (median) of annual short-term incentive compensation of comparable executives within the Company's gaming peer group. The Company's annual short-term incentive plan is designed to motivate the executive officers and other members of management to achieve the Company's carefully crafted short-term operational objectives. To ensure that such executives are appropriately incentivized to maximize earnings for the Company, our annual short-term incentive plan in 2015 provided for the payment of incentive compensation based upon the Company's achievement of its adjusted EBITDA goal for the year.

        The Committee believes that an annual incentive program that relies principally on adjusted EBITDA focuses our executives on the achievement of annual objectives that will most tangibly contribute to both short- and longer-term shareholder gains. The Committee also believes that the long-term incentive program establishes the appropriate linkage to shareholder value creation in a way that is more representative of standard gaming industry practice than the previous external measure of the annual incentive program, thereby eliminating design variances that could contribute to executive retention challenges at a time when the industry is facing real challenges.

        The term adjusted EBITDA refers to earnings before interest, taxes, depreciation and amortization, adjusted for certain non-recurring or unforeseen events. In order to provide a clear reconciliation to generally accepted accounting principles ("GAAP"), we based our adjusted EBITDA calculation on the Company's income from operations excluding charges for stock compensation, depreciation, amortization, gain or loss on disposal of assets and other non-recurring events, such as impairment charges, and inclusive of gain or loss from the Company's joint ventures with our share of non-operating items (such as depreciation and amortization) added back for our joint venture in Kansas. We measure our annual short-term incentive plan based on adjusted EBITDA because it is an objective and quantifiable measurement for the Company's financial performance, as well as for comparing the Company's performance to others within the industry. Quite simply, it is both the most well-established way to gauge a gaming company's value over time and relative to its peers. Each quarter, the Company publicly discloses its adjusted EBITDA in connection with its quarterly announcement of earnings, and provides a reconciliation of adjusted EBITDA to net income (GAAP) and income from operations (GAAP) to adjusted EBITDA in connection with each such announcement. In addition, for transparency with investors, the Company provides a quarterly reconciliation of actual adjusted EBITDA to the Company's stated guidance targets. From time to time we made adjustments to the publicly reported adjusted EBITDA results for purposes of adjusted EBITDA used to determine the annual short-term incentive compensation in accordance with the terms of the 2008 Plan. These adjustments are made in connection with unanticipated, one-time and non-recurring events. We also include rent payments associated with our Master Lease agreement with GLPI in adjusted EBITDA for purposes of our annual short-term incentive compensation program. We have determined to use adjusted EBITDA as part of the annual short-term incentive plan calculation again in 2016.

        The target bonus is payable when the Company meets or exceeds its adjusted EBITDA goal for a given year, subject to any adjustments permitted under the 2008 Plan to account for certain extraordinary or unforeseen events ("Target EBITDA"). The Company must achieve at least a "threshold" amount of adjusted EBITDA (currently set at 85% of Target EBITDA) in order for executives to receive any portion of the annual short-term incentive bonus. In order for the Company's executives to receive the maximum amount of annual short-term incentive bonus the Company must achieve a "stretch" amount of adjusted EBITDA (currently set at 115% of Target EBITDA). In order to help manage potential payouts, annual short-term incentive opportunities are capped at the maximum bonus levels for such executive, regardless of the extent to which performance exceeds targeted levels. In addition, the amount of bonus for each executive is subject to reduction in the event that such executive does not achieve certain pre-approved and measurable professional goals for the year. We have typically elected to pay this award in cash, although we have discretion to pay this award in cash, equity or any combination of cash and equity. We set the ranges of bonuses payable to each executive as a percentage of annual base salary, consistent with the incentive programs and practices used by the Company's peer group.

        Equity Compensation.    We believe that the award of equity compensation is a critical component of the Company's executive compensation program because equity compensation directly and tangibly ties executive compensation to management's ability to increase shareholder value. Our experience has shown us that equity compensation fosters an atmosphere where employees "think like owners" and are motivated to increase the long-term value of the Company by aligning their interests with those of the Company's shareholders. Accordingly, we believe that equity compensation is an excellent tool to reflect the Company's principles of "pay for performance" so that an appropriate portion of each executive's compensation package will grow in value as shareholder value is increased. We also believe that this culture of employee ownership has been a significant contributing factor to the Company's success and will continue to play a vital role in future success. More specifically, in an industry that is growing in scope and complexity, we believe that equity compensation has been a critical tool in attracting and retaining executives with the type of entrepreneurial spirit that we believe is integral to the Company's success, as well as for incentivizing them to explore creative approaches to unlock shareholder value, such as the Spin-Off or the new business lines we are exploring.

        Consistent with the Board's desire to maximize shareholder value, we have taken steps to protect shareholder interests and promote shareholder value in both the design and the administration of the equity compensation program. Under the terms of the 2008 Plan, awards to employees are administered by the Committee. The vesting schedules for awards are designed to encourage employees to focus on the long-term success of the Company by requiring employees to remain with the Company for a number of years (typically four years) before all of their awards are vested and may be settled. The 2008 Plan does not permit the exercise price of outstanding stock options or stock appreciation rights to be reduced nor does it permit the grant of discounted stock options or stock appreciation rights. Finally, the 2008 Plan includes a "fungible share" concept that requires the Company to count each share awarded as restricted stock, or pursuant to any other full value award, as an award of 2.44 shares for purposes of counting the shares available for issuance under the 2008 Plan, provided that awards settled only in cash are not counted against the shares available under the 2008 Plan.

        Deferred Compensation.    The Company does not maintain any defined benefit pension programs for its executives. Instead, consistent with the competitive practices of the Company's peer group, the Company maintains an elective nonqualified deferred compensation plan for executives. Pursuant to the plan, the Company provides a matching contribution on an executive's deferrals to the plan of up to 5% of the executive's base salary and annual bonus. All amounts credited to an executive's account are invested, as directed by the executive, in commonly available mutual funds, and the Company does not guarantee any minimum returns. The plan is unfunded and benefits are paid from the Company's general assets; however, the Company currently contributes funds into a grantor trust on a monthly basis in respect of these deferred compensation obligations. The Company generally sets aside separately the amounts deferred by the executives and the matching contributions thereon and, to protect against excess liabilities, invests such amounts in the mutual funds notionally selected by each executive. This program is described in more detail beginning on page 52 of this Proxy Statement.

        Benefits and Perquisites.    We offer a standard set of benefits to all of our employees, including medical, dental and vision insurance, group life insurance, short and long-term disability and a 401(k) with certain contributions matched by us. We believe that executives should be offered some limited additional benefits and perquisites that are reasonable relative to the benefits provided to all employees, are consistent with competitive and industry practices among the Company's peer group, and, in certain circumstances, may address a particular reasonable issue or concern of an executive. Consistent with these objectives, the Company also provides certain executive officers with discrete supplemental benefits and perquisites. The description and value of such supplemental benefits and perquisites in 2015 can be found on page 47 of this Proxy Statement.

Analysis of Compensation

        Base Salary.    Each year, we review the base salary of each executive officer against the base salaries of similarly positioned executives in the Company's peer group. In doing so, we compare the base salary information contained in our peer group's most recently available proxy statements with comparable data for the Company's executive officers. For instance, in 2015, our review indicated that the target total compensation of Mr. Wilmott, as President and Chief Executive Officer, was at the 35th percentile relative to similarly positioned executives (Chief Executive Officers) in the Company's peer group (based on information in the peer group companies' 2014 proxy statements).

        For 2015, we deemed it appropriate to increase the base salary of each Named Executive Officer by 3.0%, with the exception of our General Counsel, who received an increase of 11.8% following an analysis of his performance and compensation relative to similarly positioned executives in the Company's peer group. The 3.0% increase represents the same increase generally received by the Company's corporate staff and is consistent with national compensation trends across all industries. The following table indicates the base compensation of each Named Executive Officer for 2015:

Executive	2015 Base Salary
President and Chief Executive Officer	$1,287,500
Executive Vice President and Chief Operating Officer	$746,750
Executive Vice President, Finance, Chief Financial Officer and Treasurer	$566,500
Executive Vice President and Chief Development Officer	$515,000
Executive Vice President, General Counsel and Secretary	$475,000

        Annual Short-Term Incentive.    In 2015, the Company achieved adjusted EBITDA for purposes of the 2008 Plan of $345.254 million, which is 112.96% of the adjusted EBITDA target. This adjusted EBITDA reflects adjustments from the Company's publicly announced adjusted EBITDA to include the impact of rent payments made to GLPI under the Master Lease and certain non-recurring events as permitted by the terms of the 2008 Plan. This resulted in our executive officers earning approximately 96% of the maximum payout under the annual bonus incentive plan. The following table indicates the actual amount paid to each Named Executive Officer for the annual short-term incentive for the year 2015:

Executive	2015 Actual Bonus
President and Chief Executive Officer	$2,165,575
Executive Vice President and Chief Operating Officer	$925,074
Executive Vice President, Finance, Chief Financial Officer and Treasurer	$486,737
Executive Vice President and Chief Development Officer	$442,488
Executive Vice President, General Counsel and Secretary	$340,100

        Equity Compensation.    In 2015, we made annual compensation grants of stock options to our executive officers, which were based on a percentage of each such executive's base salary. These grants are performance-based awards because their value is tied to the performance of the Company's stock price in the future, and no value is earned unless the stock price increases following the grant. In determining the amount of such grants, the Committee considered the extent to which the grant would reward such officers for increasing shareholder value and such qualitative factors as specific position duties and responsibilities, tenure with the Company, individual contribution and position value to the Company. The Committee also considered the size of the grant in relation to the diluted shares outstanding and the Company's s recent and long-term performance. All equity awards granted in 2015 vest at the rate of 25% per year, subject to the executive's continued employment.

        The following table indicates the equity grants made to each of the Named Executive Officers in 2015 as part of our regular annual long-term incentive program:

Executive	2015 Option Awards
President and Chief Executive Officer	539,832
Executive Vice President and Chief Operating Officer	234,827
Executive Vice President, Finance, Chief Financial Officer and Treasurer	160,330
Executive Vice President and Chief Development Officer	107,966
Executive Vice President, General Counsel and Secretary	74,686

        Transition Award Program.    As more fully discussed in last year's proxy statement, the Company made a one-time grant of the Company's phantom stock units on July 22, 2014 to the Named Executive Officers and certain of its other employees pursuant to the TAP. As these were one-time grants, there were no additional awards made under the TAP during 2015.

Changes to 2016 Compensation

        On February 9, 2016, the Compensation Committee adopted a Performance Share Program (the "Performance Share Program") pursuant to the 2008 Plan, which contains performance-based vesting for a meaningful portion of equity awards, with each grant not fully vesting until the third anniversary of the grant date. The Performance Share Program was adopted to provide key executives with equity-based compensation tied directly to Company performance to further align their interests with those of shareholders, and to provide compensation only if the designated performance goal is met for the applicable performance period. The Company's named executive officers and other key executives are eligible to participate in the Performance Share Program.

Employment Agreements

        During 2014, the Company entered into new severance agreements with each of its executive officers, other than Messrs. Reibstein and Fair, who entered into employment agreements during 2013. None of these agreements were amended or modified in 2015. In addition, none of these contracts contain a single trigger change in control provision or a tax indemnification provision. For a detailed discussion of the terms contained in each Named Executive Officer's employment agreement (if applicable), please refer to pages 55 to 58 of this Proxy Statement.

Other Compensation Policies

        Hedging and Pledging Policy.    We believe that equity ownership fosters an atmosphere where directors and officers "think like owners" and are motivated to increase the long-term value of the Company by aligning their interests with those of the Company's shareholders. Accordingly, we have adopted policies prohibiting each of the Company's directors and executive officers from engaging in hedging transactions or pledging Company shares.

        Compensation Clawback Policy.    As a highly regulated, multi-jurisdictional gaming and racing company, the Company has maintained a long-standing commitment to ensure that its executive officers adhere to the highest professional and ethical standards. Accordingly, the Company has adopted a policy pursuant to which misconduct by any executive officer that leads to a restatement of the Company's financial results could subject such individuals to a disgorgement of prior compensation. In the event of a restatement, in light of the highly regulated nature of the Company's business, the Committee would likely pursue such remedy where appropriate, based on the facts and circumstances surrounding the restatement and existing laws. The Committee will amend the Company's clawback policy, as required, once the final Nasdaq Listing Rules have been adopted implementing rules regarding compensation clawbacks mandated by the Dodd-Frank Act.

        Statutory and Regulatory Considerations.    In designing the Company's compensatory programs, we consider the various tax, accounting and disclosure rules associated with various forms of compensation. We also review and consider the deductibility of executive compensation under Section 162(m) of the Code, which generally provides that the Company may not deduct certain compensation of more than $1 million that is paid to certain individuals. The Company generally will be entitled to take tax deductions related to performance-based compensation or to compensation not payable until the executive leaves the Company, which may include cash incentives, stock options, restricted stock or other performance-based awards. We seek to preserve the Company's tax deductions for executive compensation to the extent consistent with the Company's executive compensation objectives. However, we may also from time to time consider and grant compensation that may not be tax deductible if we believe such compensation is warranted to achieve the Company's objectives.

        Timing of Option Grants.    In December 2015, the Company adopted an Equity-Based Award Policy, pursuant to which, for annual stock option awards to eligible executive officers, the grant date will be the second trading day of the calendar year. From time to time, annual grants may be made on a later date in the year as a result of the timing of the determination of the awards or other factors. In addition, with respect to executive officers subject to the reporting requirements of Section 16 of the Exchange Act, grants made by us upon commencement of employment or promotions are made on the day employment commences or the promotion is effective. In the case of the options awarded in 2015, the grants were made on January 6, 2015.

        All option grants, whether granted on the first trading day of the calendar year or later in the year, are priced in accordance with the terms of the applicable equity compensation plans, which require, among other things, that the exercise price of all stock options be established by reference to the closing price on the trading day immediately prior to the date of grant.

Reconciliations and Non-GAAP Financial Measures

        Adjusted EBITDA and adjusted EBITDA margin are non-GAAP financial measures. For a discussion of adjusted EBITDA and a reconciliation of adjusted EBITDA to net income see pages 56 through 59 of the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the SEC on March 15, 2016. Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by revenues for the applicable period.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis (the "Compensation Discussion and Analysis") with the management of the Company. In addition, as discussed beginning on page 15 of this Proxy Statement, the Committee retained the services of Exequity LLP as its independent compensation consultant in order to receive independent expert advice on executive compensation matters and guidance with respect to compensation best practices, among other things. The compensation actions taken in 2015 and described in this Compensation Discussion and Analysis were taken in consultation with, and were supported by, the Consultant.

        Based on the review and discussions described above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Compensation Committee of the Board of Directors
Harold Cramer, Chairman David A. Handler Barbara Shattuck Kohn

EQUITY COMPENSATION PLAN INFORMATION

        The following table summarizes certain information with respect to the Company's compensation plans and individual compensation arrangements under which the Company's equity securities have been authorized for issuance as of the fiscal year ended December 31, 2015:

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders	6,508,572	10.03	5,480,017

*
The 2008 Plan provides that, while awards of stock options and stock appreciation rights are counted as one share of common stock granted under such plan, awards of restricted stock, or shares issued pursuant to any other full value awards, are counted as issuing 2.44 shares of common stock per share awarded for purposes of determining the number of shares available for issuance under such plan. Awards that are settled in cash rather than shares of stock are not counted against the limit in the 2008 Plan.

COMPENSATION TABLES

Summary Compensation Table

        The following table sets forth information concerning the compensation earned during the fiscal years ended December 31, 2015, 2014 and 2013 by the Company's President and Chief Executive Officer, Executive Vice President, Finance, Chief Financial Officer and Treasurer, and the Company's three other most highly compensated individuals serving as executive officers during 2015 (collectively, the "Named Executive Officers"):

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Bonus ($) (5)	All Other Compensation ($) (4)	Total ($)
Timothy J. Wilmott President and Chief Executive Officer	2015 2014 2013	1,335,144 1,288,287 1,447,469	— 4,000,005 2,872,082	2,576,371 2,501,445 —	2,165,575 1,535,248 782,148	— — —	105,132 102,689 110,548	6,182,222 9,427,674 5,212,247

Jay A. Snowden Executive Vice President and Chief Operating Officer	2015 2014 2013	774,383 716,101 570,110	— 1,199,997 597,397	1,120,722 1,088,130 —	925,074 602,024 181,213	— — —	74,120 50,066 33,605	2,894,299 3,656,318 1,382,325

Saul V. Reibstein Executive Vice President, Chief Financial Officer and Treasurer	2015 2014 2013	587,464 550,000 16,923	— 1,642,501 260,159	765,182 — —	486,737 322,805 —	— 225,000 —	5,300 — 50,484	1,844,683 2,740,306 327,566

William J. Fair Executive Vice President and Chief Development Officer	2015 2014	534,058 471,154	— 1,000,001	515,272 500,289	442,488 293,459	— 175,000	41,376 22,115	1,533,194 2,462,018

Carl Sottosanti Senior Vice President, General Counsel and Secretary	2015 2014	490,770 410,631	— 1,000,001	356,442 318,935	340,100 207,867	— —	40,232 28,258	1,227,544 1,965,692

(1)
The amounts reflect the full grant date fair value calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 ("ASC 718") for restricted stock awards and phantom stock unit awards. Included in Stock Awards for the year ended 2014 are phantom stock units granted on July 23, 2014 to all executive officers in connection with the TAP. Included in Stock Awards for the year 2013 are restricted stock awards granted on March 18, 2013 to all executives in lieu of options, with exception of Mr. Reibstein, who was awarded phantom stock unit awards on January 19, 2013 (as a Board member), relating to the Company's annual equity grants. Also included in Stock Awards for the year 2013 are phantom stock units for executives granted on February 24, 2014 relating to the Company's payment of the external portion of the Company's annual incentive plan for 2013.

(2)
The amounts reflect the full grant date fair value calculated in accordance with ASC 718 for stock option awards. Assumptions used in the calculation of these amounts are described in footnote 4 to the Company's audited financial statements included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

(3)
The amounts reflect cash payments for 2015, 2014 and 2013 pursuant to the internal measure portion of the Company's annual short-term incentive plan, which provided for the payment of incentive compensation upon the Company's achievement of pre-established adjusted EBITDA goals. Based on the Company's adjusted EBITDA performance for 2015, the executives received the target payout plus 86.4% of the difference between target and stretch payout for the annual short-term incentive bonus. Based on the Company's adjusted EBITDA performance for 2014, the executives received the threshold payout plus 96% of the difference between threshold and target payout for the annual short-term incentive bonus. Based on the Company's adjusted EBITDA performance for 2013, the executives received the threshold payout plus 27% of the difference between the threshold payout and target payout. For more information on the Company's annual short-term incentive plan, see the discussion beginning on page 38 of this Proxy Statement.

(4)
See All Other Compensation Table below for more information.

(5)
The amounts reflect one-time signing bonuses paid upon the commencement of employment for Mr. Reibstein and Mr. Fair of $225,000 and $175,000, respectively.

All Other Compensation Table

        The following table describes each component of the All Other Compensation column of the Summary Compensation Table for the Named Executive Officers:

Name	Year	Company Contributions to Deferred Compensation Plan ($) (1)	Company Contributions to 401(k) ($) (2)	Company- Paid Insurance Premiums ($)(3)	Other ($)(4)	Total ($)

Timothy J. Wilmott	2015	66,757	5,300	33,075	—	105,132
	2014	64,414	5,200	33,075	—	102,689
	2013	72,373	5,100	33,075	—	110,548
Jay A. Snowden	2015	68,820	5,300	—	—	74,120
	2014	44,866	5,200	—	—	50,066
	2013	28,505	5,100	—	—	33,605
Saul V. Reibstein	2015	—	5,300	—	—	5,300
	2014	—	—	—	—	—
	2013	—	—	—	50,484	50,484
William J. Fair	2015	41,376	—	—	—	41,376
	2014	22,115	—	—	—	22,115
Carl Sottosanti	2015	34,932	5,300	—	—	40,232
	2014	23,058	5,200	—	—	28,258

(1)
This column reports the Company's matching contributions under the Company's Deferred Compensation Plan.

(2)
This column reports the Company's contributions to the executive's 401(k) savings accounts.

(3)
This column reports life insurance policy premiums and other insurance premiums paid by the Company on behalf of the executive.

(4)
This column represents Board of Director compensation that Mr. Reibstein earned from January 1, 2013 through December 3, 2013.

2015 Grants of Plan-Based Awards

        The following table sets forth certain information regarding grants of plan-based awards relating to 2015 for the Named Executive Officers.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Option Awards (#)	All Other Stock Awards: Number of Securities (#)	Exercise Price of Option Awards ($)	Grant Date Fair Value of Option Awards ($)(1)

Tim Wilmott (2)	—	965,625	1,609,375	2,253,125	—	—	—	—
Tim Wilmott (3)	1/6/2015	—	—	—	539,832	—	13.19	2,576,371
Jay A. Snowden (2)	—	298,700	634,738	970,775	—	—	—	—
Jay A. Snowden (3)	1/6/2015	—	—	—	234,827	—	13.19	1,120,722
Saul V. Reibstein (2)	—	169,950	339,900	509,850	—	—	—	—
Saul V. Reibstein (3)	1/6/2015	—	—	—	160,330	—	13.19	765,182
William J. Fair (2)	—	154,500	309,000	463,500	—	—	—	—
William J. Fair (3)	1/6/2015	—	—	—	107,966	—	13.19	515,272
Carl Sottosanti (2)	—	118,750	237,500	356,250	—	—	—	—
Carl Sottosanti (3)	1/6/2015	—	—	—	74,686	—	13.19	356,442

(1)
Represents the full grant date fair value of awards under ASC 718. Generally, the full grant date fair value is the amount the Company expenses in its financial statements over the award's vesting period. Assumptions used in the calculation of the amounts for stock option awards are included in footnote 4 to the Company's audited financial statements beginning on page 90 of the Company's Annual Report on Form 10-K for the year ended December 31, 2015.

(2)
As reported in the Summary Compensation Table, the actual cash bonuses awarded under the Company's non-equity incentive plan for 2015 were as follows: (i) Mr. Wilmott, $2,165,575; (ii) Mr. Snowden, $925,074; (iii) Mr. Reibstein, $486,737; (iv) Mr. Fair, $442,488 and (v) Mr. Sottosanti, $340,100.

(3)
Awards represent stock options granted to the executives as part of their annual equity incentive compensation. All grants vest over four years, 25% on the first anniversary of the date of grant and 25% on each succeeding anniversary. In the event of a change in control, awards vest immediately.

Outstanding 2015 Equity Awards at Fiscal Year-End

        The following table sets forth information concerning equity awards outstanding as of December 31, 2015 for the Named Executive Officers:

Outstanding Equity Awards (PENN):

	Option Awards					Stock Awards

	Number of Securities Underlying Unexercised Options:

Name	Exercisable (#)	Unexercisable (#) (1)	Option Exercise Price ($)		Option Expiration Date	Stock Award Grant Date	Number of Shares or Units Held that Have Not Vested (#)	Market Value of Shares or Units Held that Have Not Vested ($) (4)

Timothy J. Wilmott	200,000	—	6.34		01/02/17	02/06/12(3)	9,634	154,337
	200,000	—	8.19		01/03/18	01/29/13(3)	18,324	293,550
	186,612	—	6.96		07/08/18	03/18/13(2)	20,000	320,400
	150,000	50,000	8.88		01/03/19	02/24/14(5)	46,776	749,352
	12,627	37,878	11.61	(8)	02/24/21	07/23/14(6)	229,885	3,682,758
	113,637	340,908	11.61		02/24/21
	—	539,832	13.19		01/06/22
Jay A. Snowden	150,000	—	8.88		10/11/18	02/06/12(3)	570	9,131
	7,500	2,500	8.88		01/03/19	01/29/13(3)	4,245	68,005
	5,493	16,477	11.61	(8)	02/24/21	03/18/13(2)	4,000	64,080
	49,432	148,295	11.61		02/24/21	02/24/14(5)	10,839	173,641
	—	234,827	13.19		01/06/22	07/23/14(6)	68,965	1,104,819
Saul V. Reibstein	—	160,330	13.19		01/06/22	01/03/12(3)	1,641	26,289
						02/19/13(3)	2,545	40,771
						01/14/14(7)	37,500	600,750
						07/23/14(6)	57,471	920,685
William J. Fair	2,526	7,575	11.61	(8)	02/24/21	07/23/14(6)	57,471	920,685
	22,728	68,181	11.61		02/24/21
	—	107,966	13.19		01/06/22
Carl Sottosanti	17,598	—	9.70		01/01/17	02/06/12(3)	622	9,964
	20,000	—	6.34		01/02/17	01/29/13(3)	1,184	18,968
	20,000	—	6.96		07/08/18	03/18/13(2)	2,000	32,040
	20,000	—	8.19		01/03/18	02/24/14(5)	3,024	48,444
	15,000	5,000	8.88		01/03/19	07/23/14(6)	57,471	920,685
	1,610	4,829	11.61	(8)	02/24/21
	14,489	43,466	11.61		02/24/21
	—	74,686	13.19		01/06/22

Outstanding Equity Awards (GLPI):

	Option Awards				Stock Awards

	Number of Securities Underlying Unexercised Options:

Name	Exercisable (#)	Unexercisable (#) (1) (10)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units Held that Have Not Vested (#) (9)	Market Value of Shares or Units Held that Have Not Vested ($) (4)

Timothy J. Wilmott	264,310	—	15.78	01/02/17	02/06/12(3)	12,113	336,741
	264,310	—	20.40	01/03/18	01/29/13(3)	23,038	640,456
	246,617	—	17.34	07/08/18	03/18/13(2)	25,145	699,031
	198,233	66,077	22.09	01/03/19
Jay A. Snowden	148,233	—	22.10	10/11/18	02/06/12(3)	717	19,933
	9,912	3,304	22.09	01/03/19	01/29/13(3)	5,337	148,369
					03/18/13(2)	5,029	139,806
Saul V. Reibstein					01/03/12(3)	2,063	57,351
					02/19/13(3)	3,200	88,960
Carl Sottosanti	23,257	—	24.15	01/02/17	02/06/12(3)	782	21,740
	26,431	—	20.40	01/03/18	01/29/13(3)	1,488	41,366
	22,008	—	17.34	07/08/18	03/18/13(2)	2,514	69,889
	19,823	6,608	22.09	01/03/19

(1)
Options vest over four years, 25% on the first anniversary of the date of grant and 25% on each succeeding anniversary. In the event of a change in control, options vest immediately.

(2)
Represents restricted stock awards. The forfeiture provisions on the restricted stock awards granted on March 18, 2013 and June 12, 2013 lapse 25% on each of the first, second, third and fourth anniversary of the date of grant. In the event of a change in control, the forfeiture restrictions on restricted stock lapse immediately.

(3)
Represents phantom stock unit awards. All awards granted are scheduled to vest over four years, 25% on the first anniversary of the date of grant and 25% on each succeeding anniversary. In the event of a change in control, the forfeiture restrictions on phantom stock unit awards lapse immediately.

(4)
Calculated based on the closing price of the Company's common stock on December 31, 2015 ($16.02 for the Company and $27.80 for GLPI), which was the last trading day of 2015.

(5)
Represents awards for executives under the external measure of the annual incentive plan for 2013.

(6)
Represents phantom stock units issued pursuant to the TAP. These phantom stock units vest over three years, 33.33% on the first anniversary of the date of grant and 33.33% on each succeeding anniversary. In the event of a change in control, the phantom stock units vest immediately.

(7)
Mr. Reibstein was granted 50,000 phantom stock units pursuant to the terms of his employment agreement.

(8)
Represents cash-settled stock appreciation rights. These stock appreciation rights vest over four years, 25% on the first anniversary of the date of grant and 25% on each succeeding anniversary. In the event of a change in control, the stock appreciation rights vest immediately.

(9)
Dividends equivalents accrued but not yet paid on outstanding stock awards as of December 31, 2015 for each named executive officer were as follows: Mr. Wilmott, $226,567; Mr. Snowden, $34,612; Mr. Reibstein, $31,453; and Mr. Sottosanti, $14,573.

(10)
Dividends equivalents accrued but not yet paid on outstanding stock options as of December 31, 2015 for each named executive officer were as follows: Mr. Wilmott, $307,919; Mr. Snowden, $15,397; and Mr. Sottosanti, $30,793.

2015 Option Exercises and Stock Vested

        The following table sets forth information concerning options exercised, restricted stock awards vested and phantom stock units awards vested during fiscal 2015 for the Named Executive Officers.

Exercises and vesting of awards (PENN):

	Option Awards		Stock Awards		Phantom Stock Unit Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Timothy J. Wilmott	200,000	2,705,940	10,000	163,800	156,948	2,899,513
Jay A. Snowden	—	—	2,000	32,760	40,791	764,858
Saul V Reibstein	—	—	—	—	44,151	779,744
William J. Fair	—	—	—	—	28,736	552,881
Carl Sottosanti	57,402	616,837	1,000	16,380	31,425	596,885

Exercises and vesting of awards (GLPI):

	Option Awards		Stock Awards		Phantom Stock Unit Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)

Timothy J. Wilmott	—	327,744	50,290	457,872	151,987	1,295,117
Jay A. Snowden	50,000	708,994	10,058	91,560	13,544	138,764
Saul V Reibstein	—	—	—	—	14,657	131,522
William J. Fair	—	—	—	—	—	—
Carl Sottosanti	81,910	1,511,234	5,029	45,816	9,617	84,725

(1)
Includes cash payments for dividend equivalents on GLPI options following their vesting.

(2)
Values realized upon vesting of restricted stock awards and phantom stock unit awards include cash payments for dividend equivalents.

2015 Nonqualified Deferred Compensation

        The following table sets forth information concerning nonqualified deferred compensation of the Named Executive Officers:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(4)

Timothy J.Wilmott	267,029	66,757	(8,684)	(1,504)	3,571,765
Jay A. Snowden	137,641	68,820	(4,684)	(1,580)	589,614
Saul V. Reibstein	—	—	—	—	—
William J. Fair	82,752	41,376	(7,536)	(379)	182,410
Carl Sottosanti	80,257	34,932	(5,825)	(790)	1,096,480

(1)
For each executive, the executive's contribution is included in the executive's salary and/or non-equity executive compensation for 2015, as reported in the Summary Compensation Table.

(2)
For each executive, the Company's contribution is included in the executive's other compensation for 2015, as reported in the Summary Compensation Table.

(3)
Amounts reflect the change in account value during 2015. No amounts are reported in the Summary Compensation Table because the earnings were not above market or preferential.

(4)
The amount of each executive's aggregate balance at fiscal year-end that was reported as compensation in the Summary Compensation Table for previous years is set forth below:

Name	Amount Previously Reported ($)

Timothy J. Wilmott	322,071
Jay A. Snowden	152,719
Saul V. Reibstein	—
William Fair	66,346
Carl Sottosanti	71,700

        Penn National Gaming, Inc. Deferred Compensation Plan.    Pursuant to the Company's Deferred Compensation Plan, as amended, most management and certain other highly compensated employees selected by the committee administering the plan (the "Retirement Committee") may elect to defer, on a pre-tax basis, a percentage of his or her salary and/or bonus. The minimum annual deferrable amount is $3,000 and the maximum is 90% of his or her base annual salary and/or bonus. Generally, deferral elections must be made before the beginning of the year in which compensation will be earned. The Company's contributions under the plan are equal to 50% of the participant's deferral for the first 10% of the salary and/or bonus deferred, subject to a maximum annual Company contribution equal to 5% of the participant's salary and/or bonus. With the Board of Directors' approval, the Company is also permitted to make discretionary contributions. Participants are always 100% vested in their own contributions, but Company contributions vest 20% per year of service with the Company. Therefore, employees with five or more years of service are fully vested in Company contributions under the plan. However, for employees with less than five years of service, all Company contributions become immediately and fully vested upon death, retirement or a change in control of the Company, as defined in the Deferred Compensation Plan. The Retirement Committee may accelerate vesting of the Company's contributions if a participant terminates his or her employment because of disability.

        Subject to the exceptions discussed below, participants in the Deferred Compensation Plan, or their beneficiaries, receive distributions upon retirement, death or termination. Participants can elect to receive distributions following retirement or death in the form of a lump sum payment or payment in five or ten annual installments. Distributions following retirement can be deferred for at least five years. For purposes of the Deferred Compensation Plan, termination of employment as a result of a disability will be considered retirement.

        Distributions following termination of employment other than as a result of retirement or death will be in the form of a lump sum payment. Participants can also elect to receive a scheduled distribution with respect to an annual deferral amount, which is payable in a lump sum at the beginning of a designated subsequent calendar year, subject to certain limitations. In the event of an unforeseeable financial emergency and with the approval of the Retirement Committee, a participant can suspend deferrals or receive a partial or full payout under the plan. Certain specified employees have a six-month delay imposed upon distributions pursuant to a separation from service, as required by the final Code section 409A regulations. In the event of a change in control, the Company will accelerate installment payments that are in pay status by paying the account balance in lump sum and will distribute the account balances of all active participants in a lump sum; provided, however, that no distributions (or accelerations of installments) will occur unless the transaction qualifies as a "change in control event" under Code section 409A.

        Participants in the Deferred Compensation Plan may notionally invest deferred amounts, including Company contributions, in mutual funds selected by the Retirement Committee. Participants may change their investment elections at any time.

Potential Payments Upon Termination or Change in Control

        The following tables describe and quantify the compensation that would become payable in the event of a termination of a Named Executive Officer's employment under several different circumstances or a change in control. The amounts shown are estimates of amounts that would be paid to the Named Executive Officers assuming that such termination or change in control was effective as of December 31, 2015, and thus include amounts earned through such time and are based (where applicable) on the closing price of the applicable common stock on such date ($16.02 for the Company and $27.80 for GLPI). The actual amounts to be paid can only be determined at the time of such Named Executive Officer's separation from the Company or change in control. For a description of the severance and change in control provisions giving rise to the payments set forth below, see pages 55 through 58 of this Proxy Statement.

Post-Employment Payments—Timothy J. Wilmott

Executive Payments	Voluntary Termination by Executive ($)	Termination without Cause by Company ($)		Termination for Cause by Company ($)	Termination Upon Death ($)		Termination upon Disability ($)		Change in Control ($)(1)	Change in Control Termination without Cause ($)

Cash Severance Benefit (2)	—	5,823,363		—	5,823,363		5,823,363		—	5,793,750
Benefit Continuation (3)	—	52,312		—	52,312		52,312		—	52,312
Restricted Shares (4)	—	5,990,256		—	6,177,594		6,177,594		6,177,594	6,177,594
Unvested Stock Options (5)	—	2,750,997	(6)	—	3,932,470	(6)	3,932,470	(6)	3,932,470	3,932,470
Dividend equivalents on GLPI awards (7)	—	534,486		—	534,486		534,486		534,486	534,486
Vested Stock Options (5)	15,664,953	15,664,953		4,270,319	15,664,953		15,664,953		15,664,953	15,664,953
Vested Deferred Compensation Balance (8)	3,571,765	3,571,765		3,571,765	3,571,765		3,571,765		3,571,765	3,571,765

Total	$19,236,718	$34,388,132		$7,842,084	$35,756,943		$35,756,943		$29,881,268	$35,727,330

Post-Employment Payments—Jay A. Snowden

Executive Payments	Voluntary Termination by Executive ($)	Termination without Cause by Company ($)		Termination for Cause by Company ($)	Termination Upon Death ($)(9)		Termination upon Disability ($)		Change in Control ($)(1)	Change in Control Termination without Cause ($)

Cash Severance Benefit (2)	—	2,881,111		—	2,881,111		2,881,111		—	2,762,976
Benefit Continuation (3)	—	31,201		—	31,201		31,201		—	31,201
Restricted Shares (4)	—	1,544,567		—	1,587,978		1,587,978		1,587,978	1,587,978
Unvested Stock Options (5)	—	913,979	(6)	—	1,427,921	(6)	1,427,921	(6)	1,427,921	1,427,921
Dividend equivalents on GLPI awards (7)	—	50,009		—	50,009		50,009		50,009	50,009
Vested Stock Options (5)	2,268,295	2,268,295		—	2,268,295		2,268,295		2,268,295	2,268,295
Vested Deferred Compensation Balance (8)	589,614	589,614		589,614	589,614		589,614		589,614	589,614

Total	$2,857,909	$8,278,776		$589,614	$8,836,129		$8,836,129		$5,923,817	$8,717,994

Post-Employment Payments—Saul V. Reibstein

Executive Payments	Voluntary Termination by Executive ($)	Termination without Cause by Company ($)		Termination for Cause by Company ($)	Termination Upon Death ($)		Termination upon Disability ($)		Change in Control ($)(1)	Change in Control Termination without Cause ($)

Cash Severance Benefit (2)	—	1,579,855		—	1,579,855		1,579,855		—	1,812,800
Benefit Continuation (3)	—	27,473		—	27,473		27,473		—	36,630
Restricted Shares (4)	—	1,277,724		—	1,734,807		1,734,807		1,734,807	1,734,807
Unvested Stock Options (5)	—	226,867	(6)	—	453,734	(6)	453,734	(6)	453,734	453,734
Dividend equivalents on GLPI awards (7)	—	31,453		—	31,453		31,453		31,453	31,453
Vested Stock Options (5)	—	—		—	—		—		—	—
Vested Deferred Compensation Balance (8)	—	—		—	—		—		—	—

Total	$—	$3,143,372		$—	$3,827,322		$3,827,322		$2,219,994	$4,069,424

Post-Employment Payments—William J. Fair

Executive Payments	Voluntary Termination by Executive ($)	Termination without Cause by Company ($)		Termination for Cause by Company ($)	Termination Upon Death ($)		Termination upon Disability ($)		Change in Control ($)(1)	Change in Control Termination without Cause ($)

Cash Severance Benefit (2)	—	1,436,232		—	1,436,232		1,436,232		—	1,914,976
Benefit Continuation (3)	—	27,473		—	27,473		27,473		—	36,630
Restricted Shares (4)	—	613,790		—	920,685		920,685		920,685	920,685
Unvested Stock Options (5)	—	250,563	(6)	—	334,084	(6)	334,084	(6)	334,084	334,084
Dividend equivalents on GLPI awards (7)	—	—		—	—		—		—	—
Vested Stock Options (5)	111,370	111,370		—	111,370		111,370		111,370	111,370
Vested Deferred Compensation Balance (8)	145,836	145,836		145,836	145,836		145,836		145,836	145,836

Total	$257,206	$2,585,264		$145,836	$2,975,680		$2,975,680		$1,511,975	$3,463,581

Post-Employment Payments—Carl Sottosanti

Executive Payments	Voluntary Termination by Executive ($)	Termination without Cause by Company ($)		Termination for Cause by Company ($)	Termination Upon Death ($)		Termination upon Disability ($)		Change in Control ($)(1)	Change in Control Termination without Cause ($)

Cash Severance Benefit (2)	—	1,222,650		—	1,222,650		1,222,650		—	1,425,000
Benefit Continuation (3)	—	23,401		—	23,401		23,401		—	31,201
Restricted Shares (4)	—	774,202		—	1,093,208		1,093,208		1,093,208	1,093,208
Unvested Stock Options (5)	—	338,848	(6)	—	497,774	(6)	497,774	(6)	497,774	497,774
Dividend equivalents on GLPI awards (7)	—	45,366		—	45,366		45,366		45,366	45,366
Vested Stock Options (5)	1,444,586	1,444,586		607,511	1,444,586		1,444,586		1,444,586	1,444,586
Vested Deferred Compensation Balance (8)	1,096,480	1,096,480		1,096,480	1,096,480		1,096,480		1,096,480	1,096,480

Total	$2,541,066	$4,945,533		$1,703,991	$5,423,465		$5,423,465		$4,177,414	$5,633,615

(1)
Upon the occurrence of a change in control, stock options, phantom stock units awards and stock appreciation right awards accelerate, and the restrictions on restricted stock lapse; no termination of employment is required.

(2)
The basis for the cash severance benefit upon a termination following a change in control is the base salary for 2015 plus the target cash bonus earned for 2015, with the exception of Mr. Fair, whose cash benefit is based on the base salary for 2015 plus the actual cash bonus earned for 2015.

(3)
Represents employer cost of medical and dental coverage.

(4)
Restricted stock and phantom stock unit award values were computed based on the closing price of the applicable common stock on December 31, 2015 ($16.02 for the Company and $27.80 for GLPI), which was the last trading day of 2015.

(5)
Amounts represent the difference between the exercise price of each Named Executive Officer's options and the closing price of the applicable common stock on December 31, 2015 ($16.02 for the Company and $27.80 for GLPI). Vested stock options issued under the 2008 Plan are cancelled when an executive is terminated for cause by the Company. However, vested options granted under the Company's prior long-term incentive plan (which is effective for awards prior to 2008) are generally not cancelled upon a termination for cause.

(6)
Unvested options that would vest during the applicable severance period vest upon termination but may not be exercised until the time that such options would have vested had the executive continued to be employed through the applicable severance period. Restrictions lapse upon death or a change in control.

(7)
Dividend equivalents payable for GLPI option and phantom stock unit awards during severance period or following death or disability and change in control events.

(8)
Company contributions to the Deferred Compensation Plan vest 20% per year during the first five years of service. However, vesting is accelerated upon death, change in control or, at the option of the committee administering the 2008 Plan, disability.

Employment Agreements

        The Company has entered into severance or employment agreements with all of its key executive officers. A majority of these agreements, including those with Messrs. Wilmott, Snowden and Sottosanti, are severance agreements entered into during June 2014 that have a term of two years. The Company also entered into employment agreements with Messrs. Reibstein and Fair during 2013, each of which have a term of three years. None of these agreements contain single trigger change in control or tax indemnification provisions. The Company determined to enter into these agreements in recognition of the continuing need to attract and retain experienced, proven executives (particularly in light of the increased competition for talent in its industry) and to protect the Company from certain competitive risk. The Committee plans to continue to evaluate whether and in what form to utilize severance or employment agreements in the future. For key employees with whom the Company does not seek to have severance or employment agreements, the Company has designed other policies and programs for attracting and retaining talented individuals.

Summary of Key Terms

        Term.    The term of each severance or employment agreement in effect as of December 31, 2015 is three years or less (with a majority of the agreements expiring in less than a year). The Company believes that the length of each employment term represents a reasonable period for which the Company and the executive will mutually commit to maintain the employment relationship. For the Company, this provides stability and predictability among its leadership ranks. For the executive, this provides a reasonable but limited assurance of job security designed to foster an environment of entrepreneurial risk taking where the executive can focus on building long-term shareholder value.

        Termination and Restrictive Covenants.    The Company offers certain additional payments to its Named Executive Officers if the Company elects to terminate the executive's employment without "cause" or as a result of death or total disability. Such termination payments are not available to the executive if the executive resigns (regardless of whether or not such executive has good reason) or if the executive is terminated for "cause." All termination payments are expressly conditioned on the executive providing a written release of all liabilities to the Company and the executive's agreement to comply with the restrictive covenants described below for the time period for which such payments are made. All payments are subject to forfeiture and/or clawback in the event that the executive breaches any term of the restrictive covenants.

        Each severance or employment agreement contains a comprehensive set of restrictive covenants designed to provide the Company with a reasonable degree of protection with regards to its strategic plans, intellectual property and human capital. Generally, each employment agreement contains prohibitions on (i) competition with the Company within 150 miles of any facility in which the Company or its affiliates owns or operates or is actively seeking to own or operate a facility, (ii) solicitation of any employees of the Company or any of its subsidiaries, and (iii) disclosure and use of any of the Company's confidential information. The Board selected the time periods for which each executive is bound by these restrictive covenants based on its determination about the extent to which such individual's tenure and knowledge of the Company could be used to adversely impact the Company's strategic plans, intellectual property or human capital. If an executive violates any of these provisions, in addition to any other legal or equitable remedies available to the Company, the executive must repay to the Company all amounts paid upon termination, forfeit any amounts then still payable in connection with such termination and, as set forth in the applicable compensation plans, forfeit all outstanding equity awards (regardless of whether such awards had vested before or after termination).

        For Mr. Reibstein and Mr. Fair, the additional payments following termination consist of a cash payment equal to (i) the greater of (x) the product of 1.5 multiplied by the annual rate of base salary in effect on the termination date or (y) if such termination takes place during the initial term, the product of the number of months remaining in the employment term multiplied by the monthly rate of base salary in effect on the termination date, plus (ii) 1.5 multiplied by the annual cash bonus that would have been paid to such executive based on the actual performance of the Company for the calendar year in which the termination occurred, paid at the time such bonuses are paid to similarly situated employees. In the case of each other applicable Named Executive Officer, additional payments consist of a cash payment equal to (i) either eighteen (18) months, in the case of Mr. Sottosanti, or twenty-four (24) months, in the case of Mr. Wilmott and Mr. Snowden, of the executive's base salary as of such date, paid in accordance with the Company's regular payroll procedures, plus (ii) 1.5 multiplied by the annual cash bonus that would have been paid to such executive based on the actual performance of the Company for the calendar year in which the termination occurred, paid at the time such bonuses are paid to similarly situated employees. The Board selected these amounts based on the rationale that it was willing to continue to pay each executive an amount reflecting the foregone compensation over the period that the Company desired the executive to remain subject to the restrictive covenants.

        Change in Control.    The Company has eliminated "single trigger" change in control provisions from its severance and employment agreements. In the event of a termination within 12 months (or 24 months in the case of Mr. Wilmott) following a change in control, each Named Executive Officer is entitled to receive a cash payment equal to two times the sum of (i) his base salary and (ii) the amount of his targeted bonus compensation, each at a rate in effect at the time of the change of control or the termination date, whichever is greater. To the extent that an executive receives a change in control payment, such executive will not be eligible to receive any additional cash severance in the event of a termination of employment during the employment term.

        Tax Indemnity.    The Company has eliminated tax indemnification provisions from its severance and employment agreements. These tax indemnity provisions were intended to provide the executive with protection if a change in control or termination payment results in a parachute excise tax.

        In addition to the key terms relating to severance, change in control, restrictive covenants and tax indemnity provisions described above, the employment agreements with Messrs. Reibstein and Fair provides for additional compensation through participation in the Company's annual short-term incentive plan, eligibility for awards under the Company's long-term incentive compensation plans then in effect and certain other benefits, including health, vacation and deferred compensation.

        The specific terms of each of the individual agreements for the Named Executive Officers who had severance or employment agreements with the Company as of December 31, 2015 are as follows:

        Timothy J. Wilmott.    On June 13, 2014, the Company entered into a severance agreement with Timothy J. Wilmott, the Company's President and Chief Executive Officer, with an initial term expiring on June 13, 2016. Mr. Wilmott's annual compensation is reviewed annually and established by the Compensation Committee as described on pages 15 and 41 of this Proxy Statement.

        Jay A. Snowden.    On June 13, 2014, the Company entered into a severance agreement with Jay A. Snowden, the Company's Executive Vice President and Chief Operating Officer, with an initial term expiring on June 13, 2016. Mr. Snowden's annual compensation is reviewed annually and established by the Compensation Committee as described on pages 15 and 41 of this Proxy Statement.

        Saul V. Reibstein.    On November 25, 2013, the Company entered into an employment agreement with Saul V. Reibstein, Executive Vice President, Finance, Chief Financial Officer and Treasurer, with an initial term expiring on December 3, 2016. Mr. Reibstein's annual compensation is reviewed annually and established by the Compensation Committee as described on pages 15 and 41 of this Proxy Statement. The severance period in Mr. Reibstein's agreement for purposes of calculating severance benefits is the greater of the period remaining under the then current term of the employment agreement and eighteen months.

        William J. Fair.    On December 17, 2013, the Company entered into an employment agreement with William J. Fair, the Company's Executive Vice President and Chief Development Officer, with an initial term expiring on January 6, 2017. Mr. Fair's annual compensation is reviewed annually and established by the Compensation Committee as described on pages 15 and 41 of this Proxy Statement.

        Carl Sottosanti.    On June 13, 2014, the Company entered into a severance agreement with Carl Sottosanti, the Company's Executive Vice President, General Counsel and Secretary, with an initial term expiring on June 13, 2016. Mr. Sottosanti's annual compensation is reviewed annually and established by the Compensation Committee as described on pages 15 and 41 of this Proxy Statement.

        The employment agreements for each Named Executive Officer are incorporated by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on March 15, 2016.

        For purposes of the potential termination and change in control payments described in this Proxy Statement, the terms set forth below have the meanings ascribed to them:

        Change in Control—a change in control is defined as the occurrence of one or more of the following events: (i) a person, entity or group becomes the beneficial owner of shares representing 50% or more of (a) the Company's outstanding shares or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote in the election of directors, except when such beneficial ownership is due to an acquisition directly from or by the Company or a Company employee benefit plan or pursuant to a consolidation, merger or share exchange reorganization between the Company and another entity described below; (ii) the shareholders of the Company approve any plan or proposal for the complete liquidation or dissolution of the Company; (iii) the Company consummates a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity, unless, following such transaction, (a) all or substantially all of the beneficial owners immediately prior to such transaction still beneficially own more than 50% of the Company's outstanding shares, (b) no person beneficially owns 20% or more of the Company's outstanding shares who did not own such amount prior to the transaction and (c) at least a majority of the directors are continuing directors; or (iv) any time continuing directors do not constitute a majority of the Board.

        Good Reason—an executive officer has "good reason" if (a) such officer is assigned to duties inconsistent with his position or authority, (b) such officer's compensation is reduced or there is a substantial reduction in benefits taken as a whole, (c) such officer's travel requirements are materially increased, or (d) such officer's employment agreement is materially breached by the Company.

        Cause—the Company has "cause" if the executive officer (a) is convicted of a felony or any misdemeanor involving allegations of fraud, theft, perjury or conspiracy, (b) is found disqualified or not suitable to hold a casino or other gaming license by a governmental gaming authority in any jurisdiction where such executive is required to be found qualified, suitable or licensed, (c) materially breaches the employment or severance agreement or any material Company policy, (d) misappropriates corporate funds as determined in good faith by the Audit Committee of the Board, (e) is determined by the Company to have willfully and continuously failed to perform his or her duties with the Company or (f) is determined by the Company to have willfully engaged in illegal conduct or gross misconduct which is materially injurious to the Company or one of its affiliates.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

        The following table sets forth certain information with respect to beneficial ownership of the Company's common stock as of March 31, 2016 by each person known to the Company to own beneficially more than 5% of the Company's outstanding common stock, each director and director nominee, each Named Executive Officer and all of the executive officers and directors of the Company as a group. Unless otherwise indicated in the footnotes to the table, the address of each such person is c/o the Company, 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610.

        Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. Shares of common stock subject to options currently exercisable or exercisable within 60 days of March 31, 2016 are deemed outstanding for purposes of computing the percentage beneficially owned by such holder, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as otherwise indicated, the Company believes that the beneficial owners of the common stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable, and that there are no other affiliations among the shareholders listed in the table. The percentage for each beneficial owner is calculated based on (i) the aggregate number of shares reported to be owned by such group or individual and (ii) the aggregate number of shares of common stock outstanding as of March 31, 2016 (81,284,181 shares). The percentages below do not reflect the 8,624 shares of Series C Preferred Stock of the Company currently outstanding, which is the equivalent of 8,624,000 shares of non-voting common stock. If such preferred stock were taken into consideration, the percentage for each beneficial owner shown below would be lower.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class
Peter M. Carlino(1)(2)	6,757,827	8.27%
David E. Carlino(1)	6,247,592	7.69%
Richard J. Carlino(1)	6,170,750	7.59%
Carlino Family Trust(1)	5,759,316	7.09%
Harold Cramer(1)	6,206,723	7.64%
David A. Handler	150,000	*
John M. Jacquemin	133,595	*
Barbara Shattuck Kohn(3)	51,892	*
Ronald J. Naples	—	*
Jane Scaccetti	2,000	*
Timothy J. Wilmott(4)(5)	1,407,552	1.73%
Jay A. Snowden(4)(5)	355,498	*
Saul V. Reibstein(5)(6)	56,033	*
William J. Fair(4)(5)	81,498	*
Carl Sottosanti(4)(5)	167,520	*
All executive officers and directors as a group (12 persons)(4)(5)	9,245,610	11.10%
Baron Capital Group, Inc.(7)	7,697,691	9.47%
Balyasny Asset Management L.P.(8)	6,430,155	7.91%
Vanguard Group, Inc.(9)	6,189,992	7.62%
PAR Investment Partners, L.P.(10)	5,941,300	7.31%
BlackRock, Inc.(11)	4,257,416	5.24%

*
Less than 1%.

Notes to Security Ownership of Principal
Shareholders and Management Table

(1)
The number of shares shown in the table includes (i) 5,759,316 shares of the Company's common stock owned by an irrevocable trust (the "Carlino Family Trust") for the benefit of Peter D. Carlino (who passed away in November 2013) and Peter D. Carlino's children, as to which Peter M. Carlino has sole voting power for the election of directors and certain other matters and (ii) 365,212 shares owned by a residuary trust (the "Residuary Trust") for the benefit of Peter D. Carlino and Peter D. Carlino's children. Peter M. Carlino, David E. Carlino, Richard J. Carlino and Harold Cramer have shared investment power and shared voting power with respect to certain matters for both the Carlino Family Trust and for all matters for the Residuary Trust. The Carlino Family Trust has pledged an aggregate of 1 million shares as security for loans to the trust and for the benefit of the trust beneficiaries.

(2)
The number of shares in the table includes (i) 5,759,316 shares in the aggregate owned by the Carlino Family Trust and the Residuary Trust, as to which Peter M. Carlino has sole voting power for the election of directors and certain other matters and shared investment power and shared voting power with respect to certain matters and (ii) 420,615 shares that may be acquired by Mr. Carlino upon the exercise of outstanding options.

(3)
The number of shares in the table includes 2,000 shares owned by Ms. Shattuck Kohn's spouse, as to which shares Ms. Shattuck Kohn disclaims beneficial ownership.

(4)
The number of shares in the table includes shares that may be acquired upon the exercise of outstanding options, as follows: Mr. Wilmott, 974,096 shares; Mr. Snowden, 328,556, shares; Mr. Reibstein, 40,083; Mr. Fair, 77,498; Mr. Sottosanti, 148,468; and all executive officers and directors as a group, 1,568,701 shares.

(5)
The number of shares in the table includes restricted shares, for which each of the following has voting rights but his disposition rights are currently restricted, as follows: Mr. Wilmott, 10,000 shares; Mr. Snowden, 2,000, shares; Mr. Sottosanti, 1,000; and all executive officers and directors as a group, 13,000 shares.

(6)
The number of shares in the table includes 150 shares owned by Mr. Reibstein's spouse, as to which shares Mr. Reibstein disclaims beneficial ownership.

(7)
Based on its Schedule 13G/A filed with the SEC on February 16, 2016, the number of shares in the table includes shares beneficially owned as of December 31, 2015 by Baron Capital Group, Inc. and its affiliates, BAMCO, Inc., Baron Capital Management, Inc. and Ronald Baron. The address of BAMCO, Inc. is 767 Fifth Avenue, 49th Floor, New York, NY 10153.

(8)
Based on its Schedule 13G/A filed with the SEC on March 7, 2016, the number of shares in the table includes shares beneficially owned as of December 31, 2015 by Balyasny Asset Management L.P. and its affiliates, Atlas Master Fund, Ltd., Atlas Global, LLC, Atlas Global Investments, Ltd., Atlas Institutional Fund, LLC, Atlas Institutional Fund, Ltd., Atlas Institutional Fund II, LLC, Atlas Institutional Fund II, Ltd., Atlas Global Japan Unit Trust, Atlas Enhanced Master Fund, Ltd., Atlas Enhanced Fund, L.P., Atlas Enhanced Fund, Ltd., Lyxor/Balyasny Atlas Enhanced Fund Limited, BAM Zie Master Fund, Ltd., BAM Zie Fund, LLC, BAM Zie Fund, Ltd., Atlas Fundamental Trading Master Fund Ltd., Atlas Fundamental Trading Fund, L.P., Atlas Fundamental Trading Fund Ltd., Atlas Quantitative Trading Fund, Ltd., and Dmitry Balyasny. The address of Balyasny Asset Management L.P. is 181 West Madison, Suite 3600, Chicago, IL 60602.

(9)
Based on its Schedule 13G/A filed with the SEC on February 11, 2016, the number of shares in the table includes shares beneficially owned as of December 31, 2015 by Vanguard Group, Inc. and its affiliates, Vanguard Fiduciary Trust Company and Vanguard Investment Australia, Ltd.. The address of Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(10)
Based on its Schedule 13G/A filed with the SEC on February 16, 2016, the number of shares in the table includes shares beneficially owned as of December 31, 2015 by PAR Investment Partners, L.P. and its affiliates, PAR Group, L.P. and PAR Capital Management, Inc. The address of PAR Investment Partners, L.P. is One International Place, Suite 2401, Boston, MA 02110.

(11)
Based on its Schedule 13G/A filed with the SEC on January 27, 2016, the number of shares in the table includes shares beneficially owned as of December 31, 2015 by BlackRock, Inc. and its affiliates, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock International Limited, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Ltd and BlackRock Investment Management, LLC. The address of BlackRock, Inc. is 55 East 52nd Street, New York, New York 10022.

TRANSACTIONS WITH RELATED PERSONS

        The Company currently leases 49,928 square feet of executive office and warehouse space for buildings in Wyomissing, Pennsylvania from affiliates of its Chairman of the Board of Directors. Rent expense for the years ended December 31, 2015, 2014 and 2013 amounted to $1.2 million, $1.1 million and $1.1 million, respectively. The leases for the office space all expire in May 2019, and the lease for the warehouse space expired in July 2013 and was extended on a month to month basis. The future minimum lease commitments relating to these leases at December 31, 2015 equaled $4.1 million.

        Eric Schippers, the Senior Vice President of Public Affairs & Government Relations of the Company, is the son-in-law of our Chairman. Mr. Schippers joined the Company in 2003. From 1998 to 2003, Mr. Schippers was President of the Alexandria, Virginia-based Center for Individual Freedom, a non-partisan constitutional advocacy group. Mr. Schippers has also worked for Burson Marsteller, one of the world's largest international public relations firms, representing numerous Fortune 500 clients in the areas of media relations, public affairs, crisis communications and constituency relations. For 2015, Mr. Schippers received a salary of $393,928, a bonus of $282,053 and an award of 61,938 options.

Review and Approval of Transactions with Related Persons

        Pursuant to the terms of its charter, the Company's Audit Committee reviews and pre-approves all conflicts of interest and related party transactions. For purposes of the Audit Committee's review, related party transactions are transactions, arrangements or relationships where the Company is a participant and in which an executive officer, a director or an owner of 5% or greater of the Company's common stock (or any immediate family member of the foregoing persons) has a direct or indirect material interest. The Company's Code of Conduct has a broad definition of conflict of interest, which includes related party transactions, and requires employees to report potential conflicts to the Chief Compliance Officer. All potential conflicts of interest involving an executive officer, director or 5% or greater shareholder of the Company are communicated by the Chief Compliance Officer (or other members of Company management) to the Vice President of Internal Audit. The Vice President of Internal Audit then consults with members of the legal and finance staffs to determine whether the proposed transaction represents a conflict of interest or a related party transaction that must be presented to the Audit Committee. For transactions determined to require Audit Committee review, the Vice President of Internal Audit collaborates with members of the legal and finance staffs to prepare and present the transaction to the Audit Committee. In terms of standards applied by the Audit Committee in reviewing related party transactions, a director will not participate in the review of transactions in which he or she or his or her immediate family member has an interest. The Audit Committee will only approve related party transactions that are not inconsistent with the best interests of the Company and its shareholders, based on a review of (i) the benefits to the Company of the transaction and (ii) the terms of the transaction and the terms available to or from unrelated third parties, as applicable.

        Currently, the policy to review related party transactions is evidenced in the Audit Committee charter, the Company's Code of Conduct and the Company's Corporate Governance Guidelines, and certain of the procedures followed in considering related party transactions are based on past practice and the advice of counsel.

Compensation Committee Interlocks and Insider Participation

        During 2015, the members of the Company's Compensation Committee were Messrs. Cramer and Handler and Ms. Shattuck Kohn. No executive officer of the Company has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director or member of the Compensation Committee of the Company.

AUDIT COMMITTEE REPORT

        The Audit Committee of the Board of Directors consists of Jane Scaccetti (Chair), Harold Cramer, John M. Jacquemin and Barbara Shattuck Kohn, all of whom are independent directors under the NASDAQ Rules. The Audit Committee operates under a written charter adopted by the Board of Directors that complies with the NASDAQ Rules and is available at www.pngaming.com/About.

        Management is responsible for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Audit Committee is responsible for appointing, compensating, overseeing and, where appropriate, discharging and replacing the Company's independent registered public accounting firm (the "independent accounting firm"). The independent accounting firm is responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles. In addition, the independent accounting firm will express its own opinion on the effectiveness of the Company's internal controls over financial reporting. The Audit Committee is responsible for monitoring and overseeing these processes.

        The Audit Committee members are not professional accountants, and their functions are not intended to duplicate or attest as to the activities of management and the independent accounting firm, nor can the Audit Committee certify that the independent accounting firm is "independent" under applicable rules. The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the independent accounting firm on the basis of the information it receives, discussions with management and the independent accounting firm and the experience of the Audit Committee's members in business, financial and accounting matters.

        In this context, the Audit Committee met and held numerous discussions with management and the independent accounting firm during 2015. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accounting firm. The Audit Committee discussed with the independent accounting firm matters required to be discussed by the PCAOB Accounting Standard No. 16 Communications with Audit Committee.

        The independent accounting firm also provided to the Audit Committee the written disclosures and the letter required by Rule 3526 of the Public Company Accounting Oversight Board, Communications with Audit Committees Concerning Independence, and the Audit Committee discussed with the independent accounting firm the firm's independence.

        Based upon the Audit Committee's discussion with management and the independent accounting firm and the Audit Committee's review of the representations of management and the report of the independent accounting firm on the Consolidated Financial Statements, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on March 15, 2016.

Audit Committee of the Board of Directors
Jane Scaccetti, Chair John M. Jacquemin Harold Cramer Barbara Shattuck Kohn

OTHER MATTERS

        The Company is mailing to all shareholders of record as of the close of business on April 1, 2016 a copy of its Annual Report for the year ended December 31, 2015 and a proxy card together with this Proxy Statement, or the Notice containing instructions on how to access this proxy statement and our annual report and how to vote online. The Board of Directors does not know of any other business that will be presented for consideration at the Annual Meeting. Except as the Board of Directors may otherwise permit, only the business set forth and discussed in the Notice of Annual Meeting and Proxy Statement may be acted on at the Annual Meeting. If any other business does properly come before the Annual Meeting or any postponement or adjournment thereof, the proxy holders will vote in regard thereto according to their discretion.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires the Company's executive officers and directors and persons who own more than 10% of the Company's common stock to file reports of ownership and changes in ownership of the Company's common stock and any other equity securities of the Company with the SEC. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of Forms 3, 4 and 5 furnished to the Company, or written representations from certain reporting persons that no such Forms were required to be filed by such persons, the Company believes that all of its executive officers, directors and greater than 10% shareholders complied with all filing requirements applicable to them during 2015, other than one late filing by each of Tim Wilmott, Jay Snowden and Carl Sottosanti.

Advance Notice Provision

        Under the Company's bylaws, no business may be brought before an annual meeting unless it is specified in the notice of the meeting or is otherwise brought before the meeting by or at the direction of the Board or by a shareholder who has owned beneficially at least 1% of the Company's common stock for a continuous period of not less than 12 months prior to making the proposal and who has delivered proper written notice to the Company's Secretary (containing certain information specified in the bylaws about the shareholder and the proposed action) not less than 120 nor more than 150 days prior to the first anniversary of the preceding year's annual meeting. Accordingly, proposals with respect to the 2017 annual meeting must be delivered between January 3, 2017 and February 2, 2017. These requirements are separate from and in addition to the SEC's requirements that a shareholder must meet in order to have a shareholder proposal included in the Company's proxy statement.

Shareholder Proposals

        Shareholders interested in submitting a proposal for inclusion in the proxy materials for the annual meeting of shareholders in 2017 may do so by following the procedures prescribed in Rule 14a-8 promulgated under the Exchange Act. To be eligible for inclusion, shareholder proposals must be received by the Company's Secretary no later than December 20, 2016. Proposals should be sent to the Company's principal executive office, 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610, directed to the attention of the Secretary.

Householding of Proxy Materials

        Certain shareholders who share the same address may receive only one copy of the Proxy Statement and the 2016 Annual Report for the year ended December 31, 2015 in accordance with a notice delivered from such shareholders' bank, broker or other holder of record, unless the applicable bank, broker or other holder of record received contrary instructions. This practice, known as

"householding," is designed to reduce printing and postage costs. Shareholders owning their shares through a bank, broker or other holder of record who wish to either discontinue or commence householding may request or discontinue householding, or may request a separate copy of the Notice and, if applicable, the Proxy Statement or the Annual Report, either by contacting their bank, broker or other holder of record at the telephone number or address provided in the above referenced notice, or contacting the Company by telephone at (610) 373-2400 or in writing at 825 Berkshire Boulevard, Suite 200, Wyomissing, Pennsylvania 19610, Attention: Secretary. Shareholders who are requesting to commence or discontinue householding should provide their name, the name of their broker, bank or other record holder, and their account information.

April 19, 2016	By order of the Board of Directors
Carl Sottosanti Executive Vice President, General Counsel and Secretary

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. PENN NATIONAL GAMING, INC. 825 BERKSHIRE BLVD. SUITE 200 WYOMISSING, PA 19610 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by Penn National Gaming, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the AllAll The Board of Directors recommends you vote FOR the following: nominee(s) on the line below. 0 0 0 1. Election of two Class II directors to serve until the 2019 Annual Meeting of Shareholders and until their respective successors are elected and qualified to serve. Nominees 01 Barbara Shattuck Kohn 02 Ronald J. Naples The Board of Directors recommends you vote FOR proposals 2 and 3: 2Ratification of the selection Ernst & Young LLP as the Company's independent registered public accounting firm for the 2016 fiscal year. 3Advisory vote to approve the compensation paid to the Company's named executive officers. For 0 0 Against 0 0 Abstain 0 0 NOTE: At their discretion, the named proxies are authorized to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. 0 For address change/comments, mark here. (see reverse for instructions) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by an authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000284134_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com . PENN NATIONAL GAMING, INC. ANNUAL MEETING OF SHAREHOLDERS, JUNE 2, 2016 The shareholder(s) whose signature(s) appear(s) on the reverse side of this Proxy Form hereby appoint(s) Peter M. Carlino and Timothy J. Wilmott, and each of them, as attorneys and proxies, with full power of substitution, to vote on behalf of the shareholder(s) all of the shares of Common Stock of Penn National Gaming, Inc. (the "Company"), which the shareholder(s) would be entitled to vote at the Annual Meeting of Shareholders thereof to be held on June 2, 2016 and at any and all postponements and adjournments thereof, upon the matters listed on the reverse side. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS DIRECTED HEREIN. WHERE A VOTE IS NOT SPECIFIED, THE PROXIES WILL VOTE SHARES REPRESENTED BY THIS PROXY FOR ALL NOMINEES FOR DIRECTOR, FOR PROXY ITEM NOS. 2 AND 3, AND WILL VOTE IN THEIR DISCRETION ON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING AND AT ANY ADJOURNMENT OF SUCH MEETING. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000284134_2 R1.0.1.25